UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                     FORM 10

                        GENERAL FORM FOR REGISTRATION OF
               SECURITIES Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                         SportsPrize Entertainment Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                      98-0207616
----------------------------------------    -----------------------------------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)


13101 Washington Boulevard, Suite 131
     Culver City, California                              90066
----------------------------------------    -----------------------------------
(Address of principal executive offices)                (Zip Code)

                  Registrant's telephone number: (310) 566-7140

           Securities to be registered under Section 12(b) of the Act:

              None                                        None
----------------------------------------    -----------------------------------
Title of each class to be so registered     Name of each exchange on which each
                                              class is to be registered


           Securities to be registered under Section 12(g) of the Act:

                  Common Shares, Par Value of $0.001 per Share
--------------------------------------------------------------------------------
                                (Title of Class)

                                 Not Applicable
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS


Item 1.      Description of Business..............................................................................1

Item 2.      Financial Information...............................................................................49

Item 3.      Properties..........................................................................................55

Item 4.      Security Ownership of Certain Beneficial Owners and Management......................................55

Item 5.      Directors, Executive Officers, Promoters and Control Persons........................................57

Item 6.      Compensation of Officers and Directors..............................................................60

Item 7.      Certain Relationships and Related Transactions......................................................65

Item 8.      Legal Proceedings...................................................................................67

Item 9.      Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters.........67

Item 10.     Recent Sales of Unregistered Securities.............................................................68

Item 11.     Descriptions of Registrant's Securities to be Registered............................................69

Item 12.     Indemnification of Directors and Officers...........................................................70

Item 13.     Financial Statements and Supplementary Data.........................................................70

Item 14.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................70

Item 15.     Financial Statements and Exhibits...................................................................71


NOTE REGARDING FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information contained in this Registration Statement constitutes "forward-looking statements," including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, as well as projections of future results. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Registrant to be materially different from any future results or achievements of the Registrant expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: the Registrant's limited operating history; undercapitalization; risks involving new product development; unpredictability of future revenues; management of growth and integration; potential technological changes; the Registrant's dependence on key personnel; marketing relationships and third party suppliers; reliance on advertisers; potential new businesses, competition and low barriers to entry; uncertain acceptance of the Internet as an advertising medium; uncertain acceptance of the Registrant's SportsPrize Tournament; limited experience in sales, marketing and advertising; dependence on continued growth in use of the Internet; the Registrant's ability to protect its intellectual property rights and uncertainty regarding infringing intellectual property rights of others; potential capacity and systems disruptions; liability for Internet content; government regulations; security risks; year 2000 compliance risks and the other risks and uncertainties described under "Description of Business - Risk Factors" in this Registration Statement.

The Registrant's management has included projections and estimates in this Registration Statement, which are based primarily on management's experience in the industry, assessments of the Registrant's results of operations, discussions and negotiations with third parties and a review of information filed by its competitors with the Securities and Exchange Commission. Investors are cautioned against attributing undue certainty to management's projections.

Item 1.      Description of Business.

General Overview

We, SportsPrize Entertainment Inc., intend to engage in the business of offering, marketing and promoting sports-related content, entertainment, merchandise and other products on the Internet through our Web site at http://www.sportsprize.com.

Our mission is to establish a leading Internet sports-based entertainment, merchandising and community destination Web site. We intend to build an online sports, entertainment and e-commerce community that appeals to sports fans from around the world by providing three primary components on our Web site: (i) sports content, (ii) the SportsPrize Tournament and (iii) sports oriented e-commerce.

     Content: We plan to offer the following sports content:

          o    Sporting news feeds;

          o    Articles and sports commentary;

          o    Interviews with players, coaches and sports commentators;

          o    Player and team profiles;

          o    Team schedules and information;

          o    Ticket and sporting events information;

          o    Chat rooms and message boards; and

          o    Email.

     The SportsPrize Tournament: We have developed a proprietary, interactive game called the "SportsPrize Tournament," which offers participants the opportunity to compete in a multi-sport, periodic tournament whereby participants answer weekly questions and accumulate points to win a wide variety of prizes and awards, as well as discounts on merchandise within our SportsPrize e-commerce venues.

     We expect that our SportsPrize Tournament will be the center-piece of the SportsPrize.com(TM) Web site. The SportsPrize Tournament is designed to integrate the excitement of sports content and information with the communication and marketing capabilities of the Internet. We will offer our SportsPrize Tournament as free entertainment to visitors on our Web site who become Registered Members on the site.

     E-Commerce: Visitors to our Web site have the opportunity to purchase a broad range of sports-related merchandise in our SportsPrize stores. Once our Web site is fully operational, visitors will be able to purchase and sell merchandise on our SportsPrize Auction site.

     Based on our research, we do not believe that currently there are any sports-oriented Web sites that provide all three of these components integrated into one comprehensive Web site. We believe that we will have a competitive advantage in the marketplace by being first-to-the-market with a unique, multi-faceted Web site offering compelling sports content, our SportsPrize Tournament, and a comprehensive e-commerce program to our visitors, all at one destination on the Internet. Our goal is to differentiate our Web site from our competitors' Web sites through an aggressive marketing strategy. See "Our Marketing Strategy."

     We intend to generate revenue by:

          o    Selling advertising and sponsorships on our Web site;

          o Selling merchandise through our virtual SportsPrize e-commerce shopping venues;

          o Receiving transaction fees through sales on our SportsPrize Auction site; and

          o    Other marketing programs.

We are a development stage company, which means that we are in the process of developing our business and we have no revenue from our operations. We have a history of losses, and as of August 31, 1999, we had an accumulated deficit of $3,509,581. We anticipate that we will continue to incur substantial losses for the foreseeable future. Thus far, we have raised $3,500,000 through private placements to finance our business, and we anticipate that we will close additional private placements for a total of $1,500,000 in December 1999. In addition, we estimate that we will require additional financing of approximately $2,750,000 to meet our cash requirements through our fiscal year ending February 29, 2000. See "Note Regarding Forward Looking Statements." We cannot assure you that we will obtain additional financing to implement our business plans on acceptable terms, if at all.

We launched the initial version of our SportsPrize.com(TM) Web site on November 8, 1999. Visitors to our SportsPrize.com(TM) Web site can play our SportsPrize.com(TM) Tournament, access sports related information and purchase sports-related merchandise. We are currently in the process of refining our Web site software and the technology related to our SportsPrize.com(TM) Web site. We anticipate that our Web site will be fully operational by December 29, 1999. We cannot guarantee that we will successfully complete our Web site as planned or that we will earn any profits from our operations.

We currently have relationships with DBC Sports to provide our sports content and statistical information, ShopSports.com to provide merchandise and related order fulfillment services, and Dream Products, Inc. to provide sports-related memorabilia and related order fulfillment services. We are currently in the process of attempting to establish relationships with potential sports marketing groups, athletes and content providers to provide additional content on our Web site, as well as potential advertisers and sponsors to purchase advertising on our Web site. We cannot assure you that we will successfully maintain our existing relationships with DBC Sports, ShopSports.com or Dream Products, Inc or that we will enter into any new relationships with vendors, athletes, content providers or advertisers.

We intend to compete in the highly competitive Internet commerce industry. Many of our competitors have substantially greater financial, technical and other resources than us. Several competitors already have established Web sites, brand names, strategic relationships with advertisers and other Web sites, and user loyalty, all of which create a competitive advantage over us. We have not begun developing our brand name or promoting our Web site. We cannot guarantee that we will be able to compete effectively or that we will ever generate sufficient revenues from our operations to make our business commercially viable.

The SportsPrize.com(TM) Community

Our goal is to build a community of loyal repeat visitors to our Web site that will allow us to generate revenue from advertising, sponsorships and the sale of merchandise. We anticipate that visitors to our Web site will be able to enter an Internet community that allows them to view sporting news feeds, check up-to-date sporting results, communicate with other SportsPrize Registered Members and sports enthusiasts in chat rooms, get personal e-mail, play our SportsPrize Tournament and monitor SportsPrize Tournament rankings. We will not charge visitors to enter the SportsPrize.com(TM) community or to play our SportsPrize Tournament.

We anticipate that the SportsPrize community will be an online community focused on sports-related news, events, e-commerce and interactive products designed for people who love sports. We intend to develop strategic relationships with content providers, fulfillment vendors, manufacturers and marketers of sports-related products and services as well as other Web sites to meet the needs of our users. Other than our contract to obtain sports news feeds through DBC Corporation and our merchandise and product arrangements with ShopSports.com and Dreams Products, Inc., we have not entered into any agreements to provide other content or merchandise. However, we anticipate that we will establish additional strategic relationships with other content providers and merchandisers that will allow us to provide a wide variety of diversified content and products on the SportsPrize Web site.

By becoming part of the SportsPrize community, we anticipate visitors to our Web site will be able to share their sports interests in a variety of ways, including playing in the SportsPrize Tournament, creating their own Tournament groups, sharing online shopping discounts, exchanging news and views in chat rooms, using interactive services for online access to experts such as athletes, coaches and commentators, buying and selling merchandise with other Members through the SportsPrize Auction, and keeping in touch with family and friends by e-mail. We intend to have regular interaction with our Members and to encourage them to provide feedback on improving our Web site. In this way, we hope that we will be able to anticipate the needs and interests of our Membership and help ensure that our overall content and merchandising strategies will be attractive to our entire Membership.

We intend to create a Sports Advisory Panel to help us create unique content areas, prizes and special merchandising opportunities, such as discount incentives and special instant coupon offers. We are also in the process of negotiating with professional athletes to provide content such as player tips, training techniques and commentary on events and to participate in our chat rooms. As of November 30, 1999, we have not entered into any agreements with athletes to provide content for our Web site or to participate in our chat rooms.

The online interactivity of the SportsPrize.com(TM) community is expected to connect Members with each other and our sponsors and strategic associates on many levels: global, regional, state or provincial and local. We plan to bring the world of sports to Members' homes and offices and to enrich our Members' world of sports with the communication powers of the Internet. We believe that the SportsPrize.com(TM) community will allow Members to expand and enrich their love of sports.

Business Opportunities

We intend to generate revenues and profits from three primary sources: (i) advertising and sponsorships, (ii) e-commerce and (iii) direct marketing.

     Advertising and Sponsorships - The SportsPrize System

We intend to generate revenues by selling advertising and sponsorships to merchandisers and manufacturers of goods, products and services. Although we have not entered into any agreements to sell advertising or sponsorships, we are in the process of building relationships with distributors, merchandisers, manufacturers and other e-commerce companies. However, we cannot assure you that we will successfully sell any advertising or sponsorships or enter into any revenue generating relationships. Internet advertising is highly competitive and many advertisers require statistical verification of the demographic profiles and the number of visits, impressions or page views that a Web site is delivering. Based on our lack of an operating history, this historical data is not available, which may adversely affect our ability to sell advertising and sponsorships or to enter into any revenue generating relationships. Our inability to sell advertising or sponsorships may have a material adverse effect on our business and results of operations.

We anticipate that our unique SportsPrize marketing system will allow us to generate advertising revenues and the interest of advertisers. We intend to offer a forum capable of generating multiple interactions between Members of the SportsPrize.com(TM) community and our advertisers and sponsors. When Members visit, whether for SportsPrize Tournament play, sports news, chat or online shopping, they will be encouraged, through SportsPrize Tournament rewards and other incentives, to view several advertiser pages.

The SportsPrize Tournament is designed to be an Internet marketing system with built-in features and incentives to attract players, build user loyalty, and induce them to encourage their friends to visit our Web site and play in the Tournament. These features and incentives are expected to include:

     o An annual grand prize drawing for major prizes to be awarded to winners selected from our weekly world pool winners, including an annual grand prize of $1,000,000 in the form of a 15-20 year annuity. Players are assigned to public groups or pools based on data provided when registering with SportsPrize.com(TM);

     o Flexibility that allows players to create their own private pools, which may generate opportunities for permission based marketing, or solicited advertising, as well as advertising or sponsorship opportunities targeted at market segments in specific geographic areas;

     o Pop-up redemption notices that notify winners as they play and allow them to continue playing and to claim their prizes later;

     o A results and rankings system that informs players of their ranking in a particular contest, which we believe will generate further marketing and communications opportunities; and

     o Rewards for logging on, such as being entered in "fantasy draws" for tickets to the sporting events or experiences and immediate discounts on merchandise.


These features are designed to create interest in the SportsPrize.com(TM) Web site and attract visitors on a regular basis. Our Web site is designed to incorporate the SportsPrize Tournament, sports news, chat rooms, online shopping, rewards and other incentives that are designed to increase traffic on our Web site. We intend to direct traffic to our advertisers' and sponsors' pages by offering visitors SportsPrize Tournament points for visiting these pages. We anticipate that the traffic generated will provide economic returns to advertisers and sponsors, leading ultimately to increased advertising revenue and commissions for us.


We also intend to develop the SportsPrize Sponsorship Program, which we hope will be an additional revenue source. We anticipate that sponsors participating in the SportsPrize Sponsorship Program will place informational and promotional links, product and sports information, advertising and other sports-related information on our SportsPrize.com(TM) Web site. The program is anticipated to include endorsements from advertisers and sports-related merchandisers, equipment manufacturers, news organizations and sports event promoters. We intend to charge fees to these sponsors for participation in the program.

We cannot assure you that we will successfully sell any advertising or sponsorships or enter into any revenue generating relationships. Our failure to do so will have a material adverse effect on our business and results of operations.

     SportsPrize E-Commerce Sites

We intend to offer shopping venues on our SportsPrize.com(TM) Web site that will allow our Members to purchase sports-related merchandise, goods and other products from us or from sponsors who post product and service offerings in our e-commerce shopping venues. Our visitors and Members will have the opportunity to purchase a wide range of merchandise, consisting of nearly 14,000 individual products in three SportsPrize e-commerce shopping venues.

     o Our Winners Store will feature select sports equipment, sportswear and accessories, and sports-related merchandise offered directly by us or our posting sponsors. SportsPrize Members will be offered discounts on merchandise in this Mall based on their success in the SportsPrize Tournament;

     o Our SportsPrize SuperStore is designed to be an online sports department store with a full range of sporting goods and apparel offered at competitive prices. This e-commerce site is designed to be a one-stop, online shopping destination for sports lovers. The SportsPrize SuperStore is expected to present merchandise from e-commerce companies that already sell sports merchandise online, including ShopSports.com. We anticipate that we will share revenue or profit equitably based on the traffic directed through and sales generated in the SportsPrize.com(TM) Web site; and

     o Our Clearance Mall will offer quality sports-related merchandise at clearance sale prices. This venue is expected to feature a limited stock of sports related merchandise at close-out prices. Clearance Mall merchandise is expected to change weekly to provide new and interesting product selections with every visit.

We intend to allow SportsPrize Members and SportsPrize Tournament Winners to redeem SportsPrize Tournament points for prizes and discounts on merchandise.

We anticipate that our inventory will be owned and held by outside "merchandising and fulfillment vendors" and shipped directly from these vendors to our customers. We entered into a merchandising, distribution and customer service agreement with ShopSports.com, related to merchandising, order fulfillment, packaging and distribution of sports-related products ordered by our customers. Under our Agreement, we will share any profits equally with ShopSports.com on merchandise sold through our e-commerce shopping venues. See "Agreements Related to Our Business - ShopSports Merchandising, Fullfillment and Customer Service Agreement." In 1999 and 2000, ShopSports.com is anticipated to be our primary provider of sports-related merchandise, product fulfillment and customer service.


We also have an agreement with Dreams Products, Inc. for order fulfillment of sports-related memorabilia and sports collectibles. In 1999 and 2000, we anticipate that we will obtain a substantial portion of our sports-related memorabilia and sports collectibles as well as order fulfillment from Dreams Products. See "Agreements Related to Our Business - Dreams Products, Inc. Agreement."


We intend to update our site daily with inventory information received from our vendors, which will enable our customers to check the availability of products before ordering. We intend to electronically transmit orders to our outside vendors at least once a day and anticipate that orders will be shipped by these vendors within one day after an order is placed. A customer's credit card will be charged at the time an order is shipped.

We have no fulfillment operation or warehouse facility of our own and, accordingly, we are dependent on maintaining existing fulfillment relationships. We cannot assure you that we will maintain our relationships with ShopSports.com and Dreams Products or any other distributor capable of meeting our order fulfillment requirements beyond the term of our existing agreements.

Except for our relationship with ShopSports.com and Dream Products, Inc., we have not entered into any other relationships with distributors, merchandisers, manufacturers or other e-commerce companies related to offering and selling products in any of our SportsPrize e-commerce shopping venues. We cannot assure you that we will successfully be able to continue to secure merchandise that is attractive to our target market on acceptable terms or be able to offer products at competitive prices. If we are unable to offer a broad range of merchandise or to attract a broad range of e-commerce retailers to offer merchandise and/or services on our SportsPrize.com(TM) Web site, our business and results of operations will be adversely affected.

     The SportsPrize Auction

In January or February 2000, our Web site will feature the SportsPrize Auction. Through our SportsPrize Auction, SportsPrize Members will be able to buy, sell and trade goods, services and tickets with other SportsPrize.com(TM) community Members through personal online trading.

We also anticipate the SportsPrize Auction will offer one-of-a-kind memorabilia items selected and authenticated for us by firms specializing in these products, such as Dreams Products. Memorabilia from most of the major sports is expected to be offered. Such merchandise could include actual sports gear used in competition ranging from baseballs and hockey pucks to uniforms and sports artifacts. We also intend to sell collectibles autographed by professional athletes and sold on the SportsPrize Auction, and we may arrange for athletes and sports celebrities to be present at signing ceremonies to build awareness of our Web site.

By providing authenticated sports memorabilia and a person-to-person trading site for sports enthusiasts, we anticipate the SportsPrize Auction will be positioned to become a leading e-commerce opportunity for online traders of sports merchandise. We intend to generate revenues for facilitating the SportsPrize Auction and providing related services by charging a transaction fee to post ads and sell merchandise.

We will compete with several auction sites operating on the Internet, many of which are well established and have greater resources than us and will offer a broader line of merchandise goods and services than the SportsPrize Auction. We believe that our particular focus on sports-related merchandise may provide us with a competitive advantage for auctioning sports-related products and services. We cannot assure you that we will be able attract buyers and sellers as anticipated.

The SportsPrize Tournament

As part of our strategy to build and retain Membership in the SportsPrize.com(TM) community, we have developed the SportsPrize Tournament, a proprietary, interactive game that challenges and rewards players. The SportsPrize Tournament allows sports enthusiasts and sports novices to compete head to head in sports contests and predictive information-oriented games for chances to win prizes and receive discounts on merchandise featured on our Web site. Each week, the SportsPrize Tournament participants will answer brief questionnaires about upcoming sports events in a wide variety of sports. Winners of the weekly SportsPrize Tournaments will qualify for prizes, including discounts on sports-related-merchandise offered in our SportsPrize e-commerce shopping venues. Our goal is to use competition and the rewards of the SportsPrize Tournament to attract visitors to our Web site and to keep Members returning on a regular basis. We anticipate the SportsPrize Tournament will offer a continuous stream of new weekly competitions covering sports from around the world.

Registration to play in the SportsPrize Tournament will require Members to provide us with certain demographic and other information on an on-going basis, including the following:

     o    Name;

     o    Gender;

     o    Age;

     o    E-mail address; and

     o    Zip code.

We may also gather other specific information that our advertisers and sponsors may request.

     A New Type of Online Competition

We believe the SportsPrize Tournament is a new type of online sports entertainment experience. Our Members can play in the Tournament for free. We designed the Tournament to incorporate a wide variety of sports information into a game that challenges players with a series of questions related to various sports from around the world. We believe this is a unique concept and one of the primary features that distinguishes our SportsPrize Tournament from other games and contests on the Internet.

     Tournament Structure

SportsPrize Tournament participants are challenged to test their knowledge of and insight into their favorite sports, teams and athletes against other participants. Each player who registers as a Member will be required to complete a registration form to become a SportsPrize Tournament participant. Each Member will automatically be entered in a series of pre-selected, public competitions based on their address. These competitions and games are structured as "cascading competitions." For example, a player from Atlanta, Georgia will be automatically entered into the World, USA, Georgia, and Atlanta competitions.

We will encourage Members to form private competitions and to play against their friends or co-workers. Members also can structure private competitions for associations with which they are affiliated, such as their school, social or sports club, or neighborhood. A player must have at least five of his friends, co-workers or other Members in order to register a private competition. We intend to track and report the results of these competitions.

     Tournament Game Play

The SportsPrize Tournament combines the excitement of predicting the outcome of an activity in a major sports event with the excitement of wagering points to win prizes. We have designed the Tournament to be simple and fun. Each Wednesday morning a new weekly SportsPrize Tournament game will begin. Active players are automatically entered into their public and private weekly competitions as well as the ongoing monthly, quarterly and annual competitions.

We intend to give each player 100 credits at the start of each weekly SportsPrize Tournament Game. Each week, we will create 20 to 30 questions relating to upcoming sporting events for each of several different sports categories. A Tournament participant plays the SportsPrize Tournament by submitting entry tickets with one to five questions selected per entry ticket. The more selections a Tournament participant makes on an entry ticket, the more points the participant can accumulate. If a Tournament participant answers all the questions correctly, they will earn the maximum number of points. For example: A Member selects the upcoming NFL Football games for this Sunday. A ticket to participate appears on the user's screen. A series of ten questions will appear. A question may be: Which NFL defensive end will record the most sacks this weekend?

The site will provide a list of four football players to choose from in a "multiple choice" format. Players may gather statistical information about how the individuals have performed by clicking on the "stats" button, which will provide statistics about the individual player's performances in the NFL last week, last month and year-to-date. This feature is designed to level the playing field for all types of participants.

A Member may wager a portion or all of the 100 credits they receive in the current week on any one question or allocate a portion of their 100 credits to multiple questions regarding several sports events. Additionally, a Member is able to increase the value of the points earned by answering more than one question correctly on an entry ticket. Consequently, a player has the opportunity to win points based upon several different strategies.

Players have the option of submitting entries from a single sport category or from multiple sports categories. Players may play any categories they choose, and may submit selections as long as they have weekly points in their account.

The SportsPrize Tournament configuration is designed to challenge players with multiple layers of strategic choices, including selecting sports categories, the number of questions to play within that entry and the number of points to wager. Our goal is to create an interactive environment, which will test knowledge and intuition, and provide a multi-level competition with numerous chances to win.

We will track and report Members' results from every competition on the "My Results" page, which will contain statistical and performance information.

Once our Web site is fully operational, Members may earn additional points to use in the Tournament by clicking on advertisements on our Web site. These incentives are designed to encourage Members to click on the SportsPrize Web site advertisements more frequently, which may result in higher levels of page views and advertising revenue.

     Winning Prizes

Members who play in the SportsPrize Tournament will have a chance to win prizes and to receive discounts on merchandise offered on our Web site. We anticipate that we will award prizes to the winners of the SportsPrize Tournament including:

     o    Tickets to sporting events;

     o    Sports memorabilia;

     o    Sportswear;

     o Sporting goods such as balls, rackets, golf clubs, athletic shoes and other merchandise that is available from our SportsPrize e-commerce shopping venues;

     o    Gift certificates from our SportsPrize e-commerce shopping venues;

     o    SportsPrize t-shirts, caps, jackets and pennants; and

     o Other prizes that may be offered by SportsPrize advertisers or sponsors.

We also intend to offer major prizes, which may include automobiles, boats, as well as trips to the Super Bowl, World Series, Stanley Cup, NBA championship or other sporting events, and cash prizes for special promotions and our annual grand prize drawing. We anticipate that we will make arrangements to obtain these major prizes prior to announcing the special promotions and our grand prize drawing.

We anticipate that there will be five different ways to win.

     First, Tournament participants will earn discounts on merchandise offered in the Winners Store based on their scores in the Tournament. Weekly winners will receive a 5% to 35% discount on products available in the Winners Store.

     Second, there will be first, second and third place prizes awarded to the top scorers in each weekly competition. Weekly competition prizes are anticipated to include cash, merchandise, sporting event tickets and SportsPrize t-shirts, caps, jackets and pennants.

     Third, the top 100 weekly scorers will be entered into the weekly drawing for special prizes in each of their sponsored public or private competitions as well as the ongoing monthly, quarterly and annual prize drawings in those competitions. We anticipate that these special prizes will consist of merchandise of sponsors.

     Fourth, "instant" prizes will also be awarded randomly every week, to add to the fun and excitement of the SportsPrize Tournament. We anticipate that instant prizes will consist of cash, merchandise, sporting event tickets and SportsPrize t-shirts, caps, jackets and pennants.

     Fifth, there will be an annual grand prize drawing to win major prizes including a $1,000,000 grand prize, payable as a 15-20 year annuity.

The more a player participates in the Tournament, the more chances the Tournament participant will have to win and qualify for our annual grand prize drawing. Our grand prize winner will be drawn from weekly public pool winners in the world competition. No purchase will be necessary in order to qualify for prizes and discounts.

We intend to motivate SportsPrize Members to encourage their friends to play the SportsPrize Tournament by awarding Members Tournament points for their referrals, and by qualifying them for a free trip to the Super Bowl in a drawing from the Members who have referred friends to play in our Tournament. Additionally, we will award a SportsPrize.com(TM) hat to each Member who gets five friends to join the Tournament; a SportsPrize.com(TM) T-shirt to each Member who gets ten friends to join the Tournament; and a SportsPrize.com(TM) golf shirt to each Member who gets twenty-five friends to join the Tournament.

We will determine the specific prizes that will be awarded to winners for each competition in advance of the competition. In the future, we anticipate we will award products from the sponsors of our Web site as prizes. We currently do not have any sponsors for our Web site, and we cannot assure you that we will successfully secure any sponsorships for our Web site.

Our Marketing Strategy

We do not plan to compete directly with existing sports and entertainment Web sites. Instead, we anticipate SportsPrize.com(TM) will fill a complementary market niche that is designed to combine the entertainment value of interactive games and the challenge of sports competition with online merchandising, promotion and marketing in an innovative way. We intend to position SportsPrize.com(TM) as a Web site for online sports enthusiasts and to replicate the success of other online communities, such as those focused on women's needs, health care, children's entertainment, music, and individual online trading.

Our marketing strategy will be to target the market of online sports enthusiasts who are looking for both entertainment and sports-related content. We are in the process of negotiating some agreements with potential content providers, sports merchandisers, and other e-commerce companies to implement our marketing strategy. However, we have not entered into all of the relationships that will be necessary for us to promote our Web site, and we cannot assure you that we will successfully enter into agreements or relationships on acceptable terms, if at all, that will allow us to market our SportsPrize Web site effectively. We intend to implement the following marketing strategies to attract our targeted niche to our SportsPrize.com(TM) Web site:

     Content: We are designing our SportsPrize Web site to feature live sporting news feeds, up-to-date sporting results, interviews with professional athletes, articles from sports commentators, team schedules, league information and standings, ticket and event information, and free services such as email, community bulletin boards and chat rooms.

     We anticipate the SportsPrize Chat Rooms will feature discussions of topics related to sports that are currently in season. The Chat Rooms also will be a venue for Members to exchange personal ideas about the sports that they are interested in. Members can join public rooms, private chat or create their own rooms to suit their interests.

     The SportsPrize e-mail system will enable Members to have a local mail drop on SportsPrize servers accessible through our Web based e-mail interface. Members also will be able to access other e-mail accounts through the SportsPrize Web site.

     SportsPrize will provide a full array of sports-related services, including live sporting news feeds, up-to-date sports results, communication with other Members, personal e-mail, and monitoring of the SportsPrize Tournament rankings.

     Interactivity at the heart of the SportsPrize community will enable Members to interact with each other as well as sponsors and strategic associates on many levels including: global, national, regional, statewide and local. We believe that SportsPrize.com(TM) will expand and enrich our Members' love of sports.

     SportsPrize Tournament: We designed our SportsPrize Tournament to encourage players to return to our Web site on a regular basis and to visit other areas of our Web site, including our SportsPrize e-commerce shopping venues, our SportsPrize Auction site, and the postings of our advertisers and sponsors. We also encourage Members to provide us with demographic information that may allow us to design personalized promotional offers in the future based on the Member's individual interests and preferences.

     Direct Marketing Programs: We intend to use direct marketing to increase purchases by existing customers of our SportsPrize e-commerce shopping venues and encourage our customers to refer visitors to our Web site by using email promotional techniques, including providing special discounts for purchases, special promotional offers, gifts and other specialized marketing programs. In the future, we intend to:

          o Conduct direct e-mail marketing campaigns to promote our Web site;

          o    Offer discounts on targeted selections based on prior purchases;

          o    Offer gifts for referring new customers to our Web site; and

          o    Make additional purchases and reinforce our brand name.

     Customer Service: Currently, our technical personnel provide customer service assistance related to technical problems and ShopSports.com provides customer service to our SportsPrize.com merchandise customers under the terms of our ShopSports.com agreement. See "Agreements Related to Our Business - ShopSports - Merchandising, Fulfillment and Customer Service Agreement." Once our Web site is fully operational on December 29, 1999, we anticipate we will hire 1 or 2 customer service representatives. We also intend to license software that allows our customer service representatives to initiate contact with users of our Web site or allows customers to contact us while they are browsing our Web site. We believe this will enable our customer service representatives to answer questions, suggest product selections and assist customers in making buying decisions. We intend to train our customer service representatives to assist customers in their buying decisions and to provide superior customer service in a virtual environment.

     Advertising Campaigns: We intend to implement online marketing campaigns on a number of high traffic Web sites such as America Online, MSN, Yahoo! and USA Today. These campaigns are contemplated to use a variety of online marketing techniques, including:

          o Click-through advertisements that bring consumers directly to our Web site;

          o Advertising campaigns that collect the e-mail addresses of visitors who wish to receive online promotions;

          o    Affiliate promotion campaigns; and

          o    Coupons, contests and other sponsorships.

     We also will conduct special promotions at various times during the year, such as the start of the baseball, football, basketball and hockey seasons and during major sporting events. For example, we intend to create a special contest on our Web site and special ticket give-aways for major sporting events such as the Super Bowl, the College Final Four, the World Series, the Stanley Cup, the Kentucky Derby, the NBA championships, the U.S. Open and other major sporting events.

     Strategic Marketing Relationships: We have entered into strategic relationships with two consulting firms, Interactive Marketing, Inc. and Kaleidoscope Sports and Entertainment, LLC, to assist us in developing a comprehensive strategic and Web site development plan. Interactive Marketing is a strategic marketing consulting firm that specializes in assisting companies with developing Internet strategies. See "Agreements Related to Our Business - Interactive Marketing Inc. - Strategic Marketing and Consulting Agreement." Kaleidoscope, a division of the Interpublic Group of Companies, specializes in developing marketing and advertising strategies for companies in the sports and entertainment industries. See "Agreements Related to Our Business - Kaleidoscope -Consulting Agreement."

     Affiliate Networks: We intend to develop an affiliate program that is designed to enable other Web sites to create their own sports-related Web site by linking directly to SportsPrize.com(TM). When visitors follow a link to our SportsPrize e-commerce shopping venues, the affiliated Web site receives a commission ranging from approximately five percent to fifteen percent of any referred sales. Since no payment is made to the affiliate unless a sale is generated by the affiliate, the program is designed to be an efficient means of acquiring new customers.

The Internet is becoming increasingly crowded and the competition for visitors is becoming more intense. Many Internet companies have very aggressive marketing programs and have developed affiliations that drive traffic to their Web sites. We cannot assure you that we will successfully market our Web site or attract a sufficient number of visitors to implement our business plan. See "Note Regarding Forward Looking Statements." Our inability to successfully market our Web site may have a material adverse effect on our business and results of operations.

The e-commerce Industry

The term "e-commerce" was developed with the increase of electronic retailing transactions conducted over the Internet and the World Wide Web. As interest in the World Wide Web developed during the 1990's, and as the number of consumers with access to the Internet grew, companies established Web sites for marketing purposes to promote their corporate or brand identity or to provide information about their products, and began using those sites for marketing, merchandising and sales purposes. Businesses use the Internet as a means to shorten the sales cycle by appealing to a broad audience and eliminating middlemen in the distribution channel. The information that is presented on a Web site is delivered in a focused manner to businesses and individuals who are looking for specific information. The Internet can reduce costs and level the playing field for small and large businesses, allowing them to extend their reach globally. Additionally, the availability of sophisticated Internet and Web technology, stronger security mechanisms, and the increasing acceptance of the new communications medium are fueling the use of e-commerce by businesses and consumers.

We believe that the way in which certain products and services will be directly or indirectly sold in the future will increasingly shift toward the Internet. Businesses throughout the world are developing their Web strategies to take advantage of this shift in the way consumers search for product and service related information, and purchase goods and services. We believe that an increasing percentage of business advertising budgets will be allocated to Internet promotion and marketing strategies. We believe advertisers are and will look for Web sites that have the volume of users that match the demographic
profile  of  their  target  consumer.   See  "Note  Regarding   Forward  Looking
Statements."

We believe the growth in the Internet represents a substantial opportunity for companies to conduct business online. Internet retailers are able to communicate more effectively with customers by providing:

     o    Visual product presentations;

     o Up-to-date pricing and product information in a consistent and uniform format;

     o    Customer support, including opportunities for customer feedback;

     o    Product offerings tailored to customer preferences; and

     o    Electronic billing and payment systems.

We anticipate that our focus on sports entertainment and recreation will create attractive demographic consumer profiles for merchandisers and marketers of sports-related goods and services. As a result, we anticipate that we will be able to sell advertising and sponsorships, and enter into promotional joint ventures with a broad spectrum of sports-related businesses. We also anticipate that our Web site will generate revenue from the sale of sports-related merchandise through our virtual stores and through transactions facilitated through our auction site. See "Note Regarding Forward Looking Statements."

Our Competition

We intend to compete in a highly competitive market. The competition among e-commerce companies is fierce and there are many competitors that have established brand names and users. We intend to compete with established Web sites for advertising revenues, revenues from the sales of sports-related merchandise and revenues from transactions on our auction site.

     Advertising Revenue Competition

The online sports entertainment market in which we intend to compete is comprised of many competitors, and we expect competition to increase. We also intend to compete with other non-sports-related Internet sites for the time and attention of consumers and for advertising and sponsorship revenue. Competition among Internet sites is intense and is expected to increase significantly in the future. Our Web site will also compete with a variety of companies that provide similar offerings through one or more media, such as print, radio and television. To compete successfully, we must develop and deliver popular, original, entertaining, information and compelling product offerings. We have not entered into any agreements to sell advertising on our Web site, and we cannot assure you that we will sell any advertising in the near future, if at all.

In our entertainment areas of focus, including games, sports-related discussion communities, sports merchandising and Internet shopping, we intend to compete with various Internet sites, such as CBS SportsLine, ESPN.com, SportsLine USA, Sandbox.com and others. All of these competitors currently offer a wider range of products, services, information and news than we contemplate offering. Their products and services may be more attractive to Internet users than ours, and consequently, may dissuade users from visiting our Web site.

We believe that our ability to compete will depend, to a great extent, upon our ability to be a leader in the development and marketing of novel and unique interactive sports-related entertainment games for our Web site and our ability to offer a unique mix of sports-related information and merchandise. To be successful, our Web site must be user friendly and we must respond effectively to the challenges of technological changes and innovation by continually enhancing our products and merchandise. The competitive factors affecting the success of our Web site include product functionality, performance and reliability, customer support, and cost effectiveness of our advertising offerings.

We cannot assure you that our Web site content or our SportsPrize Tournament will appeal to our target market, that we will generate sufficient traffic on our Web site to sell advertising or that we will generate any revenues from selling advertising on our Web site.

     Retailing Sports-Related Merchandise Competition

The online market for retailing products and services on the Internet is new and rapidly evolving. We expect to compete with traditional "bricks and mortar" retail stores and other online retailers of sports-related products and services. Our competitors include, among others:

     o    Online   retailers,   including   ShopSports.com;    FogDog.com,   CBS
          SportsLine, Gear.com and Justballs.com;

     o Traditional retailers, including Oshman's SuperSports USA, Big 5 Sporting Goods, Gart Sports, The Sports Authority, Sportmart, Dick's Sports and a variety of independent and regional retailers of sports-related merchandise;

     o    Specialty retailers of sports-related merchandise;

     o    Mail order retailers of sports-related merchandise; and

     o Mass merchandisers and department stores, including Costco, Kmart, Sears, Target and Wal-Mart.

Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. To our knowledge, ShopSports.com, FogDog.com, and SportsLine are market leaders in the sale of sports-related merchandise on the Internet. Some of our competitors, like ShopSports.com, Gear.com, Justballs.com, ESPN.com, CNN/SI, and CBS SportsLine, also may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to their Web sites and systems development than we can. We believe that the principal competitive factors the sale of sports-related merchandise on the Internet are:

     o    Product selection;

     o    Price;

     o    Timeliness of delivery;

     o    Ease of use and Web site convenience; and

     o    Brand recognition.

We cannot assure you that we will successfully compete against established competitors or that we will generate sufficient revenues from the sale of merchandise though our Web site to earn any profits.

     Auction Competition

Our Web site will compete directly with various online auction services, including eBay, Amazon.com, MSN.com, Yahoo!, Onsale, First Auction, Ubid, Auction Universe, auctions Powered by Onsale and Excite, and a number of other small services, some of which are free to sellers and buyers, including those that serve specialty or regional markets such as CityAuction. Some of these competitors, like eBay and Amazon.com, offer special sports-related product categories that compete directly with the products that are most likely to be offered on our SportsPrize.com(TM) Auction site. Others offer auction services free to sellers and buyers. We also potentially face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online business-to-person interaction. Some of these potential competitors, including America Online and Lycos, currently offer business-to-consumer trading services and classified ad services, and may introduce person-to-person trading to their large user populations.

We believe that the sports oriented focus of our Web site will appeal to buyers and sellers of sports-related collectibles, memorabilia and merchandise; however, we cannot assure you that we will successfully compete with established auction Web sites or competitors that introduce auction Web sites in the future.

We have not completed development of the technology necessary to launch our SportsPrize Auction site, and there can be no assurance that we will develop such technology in a timely manner, if at all.

Regulation

There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as slow the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. We may be required to incur significant expenses in complying with any new regulations and restrictions.

The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission, or FCC, in the same manner as other telecommunications services.

Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure, many areas with high Internet usage have begun to experience interruptions in phone services. Local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate the Internet and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our content or the ability to access our Web site.

A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect us.

The United States recently passed the Digital Millennium Copyright Act, which is intended to reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights. The United States also recently passed the Children's Online Protection Act and the Children's Online Privacy Act, which will restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Further, the United States recently passed the Protection of Children from Sexual Predators Act, which mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent. We cannot currently predict the effect, if any, that this legislation will have on our business. There can be no assurance that this legislation will not impose significant additional costs on our business or subject us to additional liabilities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity and personal privacy is uncertain. We may be subject to claims that our services violate rules, regulations or applicable laws or the rights of third parties. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could damage our business.

In addition, our SportsPrize Tournament may be subject to state and local laws related to sweepstakes and contests. We do not intend to charge any fees for playing the SportsPrize Tournament or charge any fees or require any purchases to be eligible to receive prizes or gifts. Although we do not believe our SportsPrize Tournament violates any federal, state and local laws, there can be no assurance that future federal, state or local legislation or regulations will not adversely affect our operation of the SportsPrize Tournament. Any such legislation may have a material adverse effect on our business and results of operations.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws. Such laws may be modified, or new laws may be enacted, in the future. Any such development could damage our business.

Plan of Operation

Our plan of operation includes several important strategic initiatives and is based on estimates of our senior management. A summary of our plan of operation and operating budget for our business as well as for our administration and marketing for the 12 months ending August 31, 2000 is set forth below.

Summary of Plan of Operation

The following is a summary of our corporate plan of operation through August 31, 2000. During the period ending February 29, 2000, the primary focus of the plan is to develop and launch our Web site and build the necessary infrastructure to operate and market the site. We launched the initial version of our Web site on November 8, 1999. Once our Web site is fully operational, we plan to implement a major marketing program to build the SportsPrize brand as well as the Web site Membership. We also will continue developing and enhancing the Web site during this period. During our first two fiscal quarters ending August 31, 2000, we intend to allocate up to 55% of our operating budget towards marketing and promotion to facilitate the aforementioned marketing program. Our other primary operating objectives will be to continue establishing strategic alliances with corporate advertisers, sponsors, e-commerce associates, and other potential content and marketing associates. We also intend to continue to build the SportsPrize community areas on the SportsPrize.com(TM) Web site by increasing sports information, news and chat room content, and sports celebrity-related content.

Our major strategic initiatives through August 31, 2000 are as follows:


                   Description of Major Strategic Initiatives
--------------------------------------------------------------------------------
i.   Raise sufficient capital to finance our business.
ii. Complete initial rounds of private financing to raise a total of $5,000,000 of initial capital to operate the business throughout 1999.
iii. Complete secondary round of private financing to raise an additional $15,000,000 of capital to fund and implement the aforementioned strategic and marketing initiatives and fund the growth of the business in 2000.
--------------------------------------------------------------------------------
Appoint or Recruit Senior Management:
i.   Chairman of the Board and Chief Executive Officer
ii.  Vice President of Sales
iii. Vice President of Business Development
iv.  Vice President of Sports Development

--------------------------------------------------------------------------------
Complete Development, Beta Testing and Launch of the SportsPrize Web site:
i.   Design the Home Page and Graphical User Interface for the site.
ii.  Integrate the major components of the site.
iii. Complete the SportsPrize Tournament and integrate the Tournament into the Web site.
iv. Develop and complete the E-Shopping component of the site and integrate the E-Shopping component into the Web site.
v. Develop and complete the Community component of the site and integrate the Community component into the Web site;
vi.  Launch the Web site.
vii. Conduct a Public Beta Test of the Web site.
viii. Develop and enhance the interface design and content on the Web site.
--------------------------------------------------------------------------------
Build the Technological Infrastructure Necessary to Operate Our Web site.
i. Obtain the equipment and Internet connectivity services necessary to operate the site.
ii. Develop sufficient technology to operate and manage the site and its Membership Database, and other technological components of the site.
--------------------------------------------------------------------------------

                   Description of Major Strategic Initiatives
--------------------------------------------------------------------------------
Corporate Development:
i. Recruit Outside Directors to increase the Board of Directors to seven Directors, including four Outside Directors.
ii. Establish a Sports Advisory Panel with representatives from each of the major sports categories offered on our Web site.
iii. Enter into  strategic  relationships  with content  associates  for our Web site.
--------------------------------------------------------------------------------
Preparation of Sales, Marketing and Business Development Plans/Implementation:
i.   Complete the initial sales, marketing and business development plans.
ii.  Obtain Prizes and Awards for the SportsPrize Tournament.
iii. Once the site is fully operational, commence sales process to begin generating revenue.
iv. Once the site is fully operational, commence the marketing and business development processes to build the membership base, build the brand, and broaden the content offering on the Web site.
--------------------------------------------------------------------------------
Locate and lease a new corporate office in the Los Angeles area.

--------------------------------------------------------------------------------
Shareholder Relations and Investor Relations:
i. Develop comprehensive database of shareholders and maintain communication with them.
ii. Develop and deliver comprehensive information about our company to prospective investors to broaden our shareholder base and capital structure.
--------------------------------------------------------------------------------


Once our Web site is fully operational, we intend to concentrate our efforts on marketing our Web site to users, sponsors and advertisers; soliciting feedback on our content and technology offerings from our users, sponsors and advertisers; selling advertising and sponsorships; increasing sales of products offered through our SportsPrize e-commerce shopping venues; building additional strategic relationships; developing new content and technology offerings; obtaining endorsements from professional athletes, coaches and sports organizations; and enhancing and improving our Web site.

We cannot assure you that we will successfully complete all of the items contemplated in our plan of operation on a timely basis, if at all. Our ability to complete our plan of operation will be dependent on a number of factors, some of which are beyond our control, including our ability to raise additional financing on acceptable terms, our ability to develop our content and technology on a timely basis, our ability to attract advertisers and sponsors, and the acceptance of our SportsPrize.com(TM) Web site.

Summary of Operating Budget

Our operating budget for our plan of operation is estimated to be approximately $16,850,000 for the period beginning September 1, 1999 and ending August 31, 2000. See "Note Regarding Forward Looking Statements." Our projected operating budget is as follows:

                                                          9/1/99 to              3/1/00 to
                                                           2/29/00                8/31/00                Total
                                                         ------------          -------------          -------------
Operating Expenses:
         Financing Fees and Costs                        $    100,000          $    750,000           $    850,000
         Content Costs                                        250,000               500,000                750,000
         General and Administrative                         1,500,000             3,500,000              5,000,000
         Marketing                                          2,150,000             6,000,000              8,150,000
                                                         ------------          -------------          -------------
                  Total Operating Expenses               $ 4,000,000           $ 10,750,000           $ 14,750,000
                                                         ------------          -------------          -------------
Capital Expenditures:
         Web Site Equipment/Software                        $ 250,000             $ 250,000              $ 500,000
         Web Site Design/Development                          250,000               500,000                750,000
         Office Equipment/Software                            250,000               250,000                500,000
         Other                                                100,000               250,000                350,000
                                                         ------------          -------------          -------------
                  Total Capital Expenditures                $ 850,000           $ 1,250,000            $ 2,100,000
                                                         ------------          -------------          -------------

         Total Capital Required                            $4,850,000           $12,000,000            $16,850,000
                                                         ============          =============           ============


As of August 31, 1999, we had approximately $2,360,000 in cash and cash equivalents. Currently we are expending approximately $250,000 per month. We cannot assure you that our actual expenditures for the period from September 1, 1999 through August 31, 2000 will not exceed our estimated operating budget. We based our projected cost on our results of operations, our current contractual commitments, our discussions and negotiations with potential third party service providers, public disclosure of our competitors of their historical costs for similar operations, our discussions with consultants, our planned business activities and our management's experience. See "Note Regarding Forward Looking Statements." Actual expenditures will depend on a number of factors, some of which are beyond our control, including, but not limited to, timing of changes to our SportsPrize Web site, our ability to generate revenue from advertising, sponsorships, e-commerce sales and our auction site; the availability of financing on acceptable terms; reliability of the assumptions of management in estimating cost and timing; certain economic and industry factors; the time expended by consultants and professionals and fees associated with developing strategic relationships related to our business plan; our ability to enter into strategic relationships with third parties; the success of our SportsPrize Tournament; and our ability to attract visitors to our SportsPrize Web site. You are cautioned not to place undue certainty in management's assessments and projections. If the actual expenditures for such costs exceed the estimated costs or if we are incapable of generating revenues from our operations, we will be required to raise additional financing or to defer certain expenditures.

We anticipate we will need to raise approximately $14,750,000 to meet our projected capital requirements through August 31, 2000. We intend to raise additional financing to fund our operating budget by issuing equity or debt through a combination of private and public financings. We cannot assure you that we will successfully raise additional financing on acceptable terms, if at all. If we cannot raise additional financing, we anticipate that we will reduce our projected expenditures related to marketing our SportsPrize Web site and concentrate our resources on selling advertising and sponsorships, and developing our SportsPrize Web site and the SportsPrize Tournament. The failure to meet certain expenditures may cause us to default on material obligations and such default may have a material adverse effect on our business and results of operations.

History of Our Company

We were incorporated in the State of Nevada on August 25, 1995 as "Par Golf, Inc." with an authorized share capital of 25,000,000 shares of common stock with a par value of $0.001 per share.

We were generally inactive until August 1997. In August 1997, we commenced the business of marketing advanced graphic technologies and services by offering print and screen services to the wholesale and retail sectors of the screen, print and publication industries. On August 21, 1997, we amended our Articles of Incorporation and changed our authorized share capital to 25,000,000 shares, consisting of 20,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share, and changed our name to "Kodiak Graphics Company". We did not generate sufficient revenues to make this business plan commercially viable and abandoned this business plan in the second quarter of 1999.

On May 14, 1999, we acquired all of the issued and outstanding shares of SportsPrize Inc., a Nevada corporation, pursuant to a statutory share exchange. SportsPrize Inc. was in the process of designing, developing, building and operating an Internet site focused on the sports and entertainment sectors of the Internet market. In connection with the share exchange, we amended our Articles of Incorporation to change our name to "SportsPrize Entertainment Inc." on May 21, 1999.

At the time of the share exchange, we were a non-operating shell with no revenues, expenses, assets or liabilities, and our book value was $1,440, which were written down to zero at the time of the share exchange. Prior to our acquisition of SportsPrize Inc., SportsPrize Inc. was engaged in the mineral exploration business. SportsPrize Inc. had an option to purchase mineral property rights located in the Province of Alberta, Canada pursuant to an agreement with Jody Dahrouge and Halferdahl & Associates, Ltd. SportsPrize Inc. elected not to exercise the option, and the option expired unexercised on February 11, 1999. In February 1999, SportsPrize Inc. shifted its business strategy from resource exploration to developing an Internet business.

As a result of the share exchange, all of the assets of SportsPrize Inc. became the assets of SportsPrize Entertainment Inc., and our historical and ongoing operations are deemed to be those of SportsPrize Inc. for accounting purposes. As such, we have presented our interim consolidated financial information for the six month period ended August 31, 1999, and we have included the audited financial statements of SportsPrize Inc. for the fiscal year ended February 28, 1999.

In June 1999, we amended our Articles of Incorporation to change our authorized share capital to 105,000,000 shares consisting of 100,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share.

Our common stock is currently quoted on the National Association of Securities Dealers' over-the-counter bulletin board and trades under the symbol "JOCK".

SportsPrize Inc. is our sole subsidiary. We have not been subject to any bankruptcy, receivership or other similar proceedings.

Development of Our Business to Date

The SportsPrize business concept and initial business plan were developed by SportsPrize Inc., our wholly owned subsidiary. Jeffrey Paquin, a director and our former President, was the founder and President of SportsPrize Inc., and guided the development of the initial business plan and company strategy.

Since May 14, 1999, we have taken the following steps to implement our business plan:

     o    Acquired SportsPrize Inc.;

     o    Developed the prototype of the SportsPrize Tournament;

     o    Developed   the   initial    software   and    technology    for   the
          SportsPrize.com(TM) Web site;

     o    Obtained   computer  software  licenses  related  to  the  SportsPrize technology;

     o    Filed a patent  application  related  to our  SportsPrize  system  and
          method  for  delivering   targeted   advertising  through  our  online
          SportsPrize Tournament Marketing System;

     o Completed initial financings totaling $3,500,000, providing sufficient capital to develop our plan to the revenue generation stage, and arranged on a best efforts basis for additional financing of $1,500,000 scheduled to close in December 1999;

     o Retained Interactive Marketing Inc. to assist us in defining and prioritizing our strategic and marketing objectives;

     o Added four new members to our Board of Directors: Alan Gerson, Abe Carmel, Robert Hunziker and Bruce Cameron;

     o Hired and retained Bruce Cameron, as our President, Chief Financial Officer and Treasurer, Robert Hunziker, as our Senior Vice President of Corporate Finance, Donald MacKay as our Senior Vice President and Controller, and Michael Wiedder, as our Vice President of Marketing, thereby supplementing our executive and senior management team;

     o    Appointed Alan Gerson as our Chairman of the Board;

     o Submitted a trademark application for SportsPrize.com(TM) in both the United States and Canada; and

     o Completed the launch of the initial version of our Web site on November 8, 1999; and

     o Negotiated the following consulting, software development, marketing and vendor fulfillment agreements:


Consultant                    Services
----------                    --------
Quad-Linq                     Software Quad-Linq is designing the graphical user interface and programming the database for the SportsPrize Tournament.

Interactive Marketing Inc.    Interactive  Marketing is providing us with  strategic  marketing and operational guidance through May 2000.


Kaleidoscope Sports and       Kaleidoscope is assisting  us in developing strategic alliances with
Entertainment, LLC            potential corporate sponsors, professional sports leagues, players associations and professional athletes.


Las Vegas Sports Consultants  DBC Sports will support our  SportsPrize  Tournament by providing the
Inc., d.b.a. DBC Sports       sports  content  and  statistical  information,  as well  as  develop ongoing questions for the SportsPrize Tournament.

Tridian Design and            Tridian is designing the graphical user interface for the SportsPrize Web
Development                   site.

Intershop Communications,     Intershop  is  providing  us with  the  software  and  implementation
Inc.                          necessary  to  complete  the   infrastructure  to  host  our  various
                              e-commerce sites.

Frontier/Globalcenter         Frontier will host the SportsPrize.com(TM) Web site and deliver the Web content to our online audience.

Dreams Products, Inc.         Dreams Products will provide vendor fulfillment services related to our sports memorabilia product line.

ShopSports.com                ShopSports.com is providing merchandise and vendor fulfillment services related to approximately 14,000 sports-related products.

Focus Partners, LLC           Focus is providing investor relations services.


Our Acquisition of SportsPrize Inc.

Effective May 14, 1999, we acquired all the issued and outstanding shares of SportsPrize Inc. pursuant to a statutory share exchange and SportsPrize Inc. became our wholly-owned subsidiary. We acquired also all of the assets of SportsPrize Inc. Our historical and ongoing operations are those of SportsPrize Inc. for accounting purposes. Pursuant to the terms of Agreement and Plan of Share Exchange:

     o We issued 9,999,709 shares of our common stock for 5,804,000 shares of common stock of SportsPrize Inc. or 1.7229 shares of our common stock for each share of SportsPrize Inc. We issued the exchange shares at a deemed price of $0.01 per share;

     o The holders of the exchange shares agreed that if a registration statement was filed to register the sale of their exchange shares, they would hold at least 50% of their shares for at least six months;

     o We undertook to use our best efforts to file a resale registration statement with the SEC to register the exchange shares for resale under the Securities Act;

     o We completed a $2,500,000 private placement of 1,666,665 shares of our common stock at a price of $1.50 per share on May 7, 1999. We paid Sonora Capital Corp. a finder's fee of $70,000 in connection with this private placement;

     o We agreed to use reasonable efforts to arrange additional financings, for a total amount of $2,500,000, of which $1,000,000 closed in July 1999 and $1,500,000 is expected to close in December 1999;

     o We agreed to adopt a stock option plan and reserve 3,000,000 shares of our common stock for issuance under the plan at a price of no less than $0.25 per share. From the 3,000,000 shares, we agreed to grant options to acquire 805,000 shares of our common stock to Jeffrey Paquin (300,000 shares), Olsen Cove Consulting (100,000 shares), Donald MacKay (100,000 shares), John Thompson (175,000 shares), Mark O'Donoghue (100,000 shares) and Gilmore MacKay Roberts Consulting Ltd. (30,000 shares), former option-holders of SportsPrize Inc., on a one-for-one basis; and

o We undertook to file this Registration Statement with the SEC to register our common stock and to become a reporting issuer under the Securities Exchange Act of 1934, as amended.

     Agreement Among Certain SportsPrize Inc. Shareholders

Under the terms of the exchange agreement, certain principal shareholders of SportsPrize Inc., namely Jeffrey Paquin, Randy Daggitt, James Brown, Michael Slater, Anthony Vecchio and Gang Consulting Inc., entered into an escrow agreement dated May 7, 1999. The escrow agreement provided, among other things, that the shareholders place 2,530,150 of their exchange shares into escrow for a period of up to one year. The shareholders agreed to personally convey these escrowed shares to key management personnel that we recruit. These shares would be used as compensation and signing bonuses to enable us to hire and retain high-quality senior management. If the escrowed shares are not granted as compensation and signing bonuses by May 6, 2000, the shareholders agreed that the escrowed shares would be released pro rata: 50% to the contributing shareholders, pro rata as a group, and 50% to Sonora.

As of December 6, 1999, 600,000 of the escrowed shares have been reserved to be transferred to Interactive Marketing Inc. pursuant to our consulting agreement with Interactive Marketing Inc. at $0.01 per share. See "Interactive Marketing Inc. - Strategic Marketing Consulting Agreement." No other shares have been reserved or transferred.

Our Agreements with Sonora

Sonora Capital Corp. initially introduced us to SportsPrize Inc. Prior to our acquisition of SportsPrize Inc. we had no material business or operations. In connection with our acquisition of SportsPrize Inc., we entered into two agreements with Sonora anticipated to raise a total of $5,000,000, including a $2,500,000 financing in connection with the statutory share exchange and three additional financings for a total of $2,500,000. We agreed to pay Sonora finder's fees for these transactions. We also entered an agreement with Sonora under which Sonora agreed to assist us with our corporate affairs and to provide us with consulting services related to the development of our business strategy and investor relations services. Our agreements with Sonora are as follows:

     o On May 7, 1999, we entered into an agreement with Sonora under which we agreed, upon closing of the additional financings, to pay Sonora a finder's fee equal to 2.8 percent of the aggregate gross proceeds derived from the initial financing of $2,500,000, as well as for the three additional financings contemplated in the share exchange agreement, provided that the additional financings are fully completed with minimum gross proceeds of $2,500,000; and

     o On May 21, 1999, we entered into an agreement with Sonora under which Sonora agreed to assist us with our corporate affairs and to perform certain consulting services related to the development of our business strategy and investor relations services. Sonora provided these consulting and investor relations services to us from May 1999 through September 30, 1999. In consideration for Sonora's services, we paid Sonora $20,000 per month. Our consulting and investor relations services agreement with Sonora was terminated on September 30, 1999.

Our business relationship with Sonora has been as follows:

     o    Sonora initially introduced us to SportsPrize Inc.;

     o Sonora introduced us to Lamplighter Investments Ltd., Strathburn Investments Inc. and Aero Atlantic Ltd., which participated in our May 1999 private placement of 1,666,665 shares at $1.50 per share and our July 1999 private placement of 250,000 shares at $4.00 per share. See "Recent Sales of Unregistered Securities";

     o    Sonora   assisted  in  defining  our  investor   relations  goals  and
          objectives;

     o    Sonora   assisted  us  in   preparing  a  corporate   fact  sheet  for
          distribution  to  targeted   investment   professionals   and  certain
          accredited investors;

     o Sonora arranged periodic meetings with interested retail brokers, fund managers and investment advisers;

     o Sonora assisted us in preparing and disseminating press release materials to the financial community and media;

     o Sonora assisted us in communicating with NASD market makers by informing them of recent company developments;

     o Sonora provided potential investors with certain company approved due diligence/investor relations kits;

     o Sonora provided us with recommendations to improve disclosure on our Web site related to investors relations;

     o Sonora agreed to assist us in developing relationships with merchant and investment banks, private placement professionals and other intermediaries which could provide us with additional private placement financing;

     o Sonora assisted us in developing our business strategy and identifying potential target markets for our Web site;

     o    Sonora  assisted  us  in  developing   relationships   with  potential
          strategic e-commerce associates; and

     o Sonora assisted us in developing our plan of operation and initial operating budget.

Agreements Related to Our Business

In connection with our acquisition of SportsPrize Inc., we acquired all of the assets of SportsPrize Inc. and assumed the rights to technologies, know-how and assets that are related to our business including several agreements with various strategic entities. Subsequently, we entered into additional agreements related to technology development, marketing and vendor fulfillment.

     Technology Development Agreement

We acquired and assumed 100% of the interest and rights in the SportsPrize.com(TM) Web site and games, including the SportsPrize Tournament created by John Thompson, Vice-President of Game Content and Development of SportsPrize Inc. The development of these technologies was coordinated and overseen by Thomas Cove, Vice-President of Technology of SportsPrize Inc., who together with software programmers and developers, Quad-Linq Software Inc., created the patent pending technology that will be used in connection with our SportsPrize.com(TM) Web site.

     Quad-Linq - Software Development Agreement

We assumed a software development agreement dated February 18, 1999, by and between SportsPrize, Inc. and Quad-Linq Software, Inc. pursuant to our share exchange with SportsPrize, Inc. Under the terms of the software development agreement, Quad-Linq agreed to provide the ability, technical knowledge and services to develop a commercially viable, Internet based application, which is now our SportsPrize Tournament. SportsPrize Inc. agreed to pay Quad-Linq as follows:

     (i)  $50,000 in three installments:
          (a)  $17,000 on signing;
          (b)  $16,500 on March 30, 1999; and
          (c)  $16,500 upon delivery of the application;

     (ii) 200,000 shares of common stock in to escrow, released as follows:
          (a)  100,000 shares upon delivery of the application and
          (b)  100,000 shares upon completion of testing the application;


     (iii)a 5% royalty on the first $1,000,000 in net sales of any products manufactured, used, licensed or sold by SportsPrize and a 3% royalty on net sales over $1,000,000.

On May 12, 1999, SportsPrize Inc. and Quad-Linq amended the software development agreement to eliminate the royalty based compensation in consideration for:

     (i) an additional cash payment of $80,000 upon delivery of the application for testing;
     (ii) $30,000 upon completion of testing the application by July 1, 1999 or $10,000 if testing was completed after July 1, 1999; and
     (iii)options exercisable to acquire 50,000 shares of common stock at $0.25 per share.

SportsPrize also agreed to pay Quad-Linq $80 per hour for software development work unrelated to the development of the SportsPrize Tournament.

We assumed all of SportsPrize Inc.'s interests, rights and obligations related to the Quad-Linq development agreement in connection with our share exchange with SportsPrize Inc. See "Our Acquisition of SportsPrize Inc."

     Interactive Marketing Inc. - Strategic Marketing Consulting Agreement

As a result of the share exchange, we assumed a marketing consulting agreement with Interactive Marketing Inc. dated as of May 6, 1999 from SportsPrize Inc. Pursuant to the terms of the agreement, Interactive Marketing will provide us with overall strategic and tactical marketing as well as operational strategy, including recommendations for the operational, revenue, marketing and organizational issues involved in the launch of the SportsPrize.com(TM) Web site for a period of six months to one year. Interactive Marketing agreed to provide the following consulting services:

     o Advice regarding the creation and operation of our planned retailing areas;

     o A review of the structure and operation of the SportsPrize.com(TM) games;

     o A review of all legal and regulatory issues relating to the conduct of the SportsPrize.com(TM) games;

     o    Reviews   of  site   design,   navigation,   hosting,   hardware   and
          connectivity;

     o    Reviews of database design, capabilities and report functions;

     o The creation of a "go-to-market" plan for securing media and event affiliates and for promotion;

     o    Assistance in  identifying  key management and advisory board members;
          and

     o Consulting services related to developing revenue models from such sources as advertising, e-commerce, sponsorships, promotions and subscriptions, and retailing.

In consideration for the services provided by Interactive Marketing Inc., we agreed to:

     o Pay Interactive Marketing a monthly retainer of $25,000 over the first three months;

     o Pay Interactive Marketing a monthly retainer of $30,000 for each subsequent month for up to nine subsequent months; and

     o Pay Interactive Marketing 15% of any and all of our recurring net revenues resulting from advertising, sponsorship and promotional revenues generated by sales and agreements that Interactive Marketing directly brings to us during the term of the agreement and any extensions thereto. Interactive Marketing will also be entitled to that commission on other direct revenue opportunities with respect to which we request Interactive Marketing's assistance in developing and closing.

We also agreed that Interactive Marketing had the right to purchase 600,000 shares of our common stock at a price of $0.01 per share from shares pooled by certain principal shareholders of SportsPrize Inc., who placed 2,530,150 shares of our common stock into escrow to be used as signing bonuses. See "Agreement Among Certain SportsPrize Inc. Shareholders." Under our agreement with Interactive Marketing, Interactive Marketing had the right to purchase 400,000 shares on the effective date of the agreement and an additional 200,000 shares 180 days after the effective date of the agreement, provided the agreement was not cancelled. We also agreed to provide full "piggyback" registration rights, at our expense, in the event we file a registration statement to register shares under the Securities Act. Interactive Marketing agreed that when such shares become free trading, Interactive Marketing would limit the shares it offers for sale in any single week to 5% of the previous weeks' total share trading volume. As of December 6, 1999, Interactive Marketing has not purchased the shares.

Alan Gerson, president of Interactive Marketing Inc., became a director of SportsPrize Entertainment Inc. on July 8, 1999 and our Chairman of the Board on November 1, 1999. See "Certain Relationships and Related Transactions."

     Kaleidoscope - Consulting Agreement

As a result of the share exchange, we assumed an agreement with Kaleidoscope Sports and Entertainment, LLC, a division of the Interpublic Group of Companies, dated May 1, 1999, from SportsPrize Inc. We amended this agreement in September 1999 to extend the term of the agreement for an additional two months without additional compensation. Kaleidoscope is in the business of planning, designing, marketing, selling and consulting for sports-related ventures and companies. Pursuant to the terms of the agreement, Kaleidoscope agreed to perform the following functions, for an initial period of six months, which commenced on May 15, 1999:

     o Provide a list of qualified candidates with Internet company development experience to serve as our President and a list of professional athletes, former sports stars, coaches and sports celebrities to serve as possible spokespersons for SportsPrize, and advise and work with us to negotiate the relevant employment contracts;

     o Prepare a strategic plan to allow us to make presentations to officials with major professional sports leagues, including, for example, the National Football League, Major League Baseball, the National Basketball Association, the National Hockey League and Major League Soccer, and players associations for the endorsement of our SportsPrize Tournament and Web site;

     o Assist Interactive Marketing Inc. and us in creating an overall marketing and operational strategy for the promotional revenue, marketing and partnership issues involved in the launching the SportsPrize.com(TM) Web site, including:

          (a) identifying and procuring e-commerce associations to assist us in generating advertising revenues;
          (b) securing commitments for endorsements from professional athletes, coaches and sports figures;
          (c)  securing commitments by advertisers;
          (d) identifying and securing special events sponsors and sponsorships for our Web site; and
          (e)  identifying and procuring strategic media associates; and

     o Consult and oversee the implementation and execution of the strategies and recommendations of Kaleidoscope.

In consideration for the services provided by Kaleidoscope, we have agreed to:

     o Pay Kaleidoscope four monthly payments of $20,000, commencing on May 15, 1999, and four monthly payments of $10,000, commencing on September 15, 1999;

     o Grant Kaleidoscope a two-year option to purchase up to 100,000 shares of our common stock at $0.25 per share, with resale restrictions for a one year period from the date of purchase;

     o Grant Kaleidoscope a two-year option to purchase an additional 100,000 shares of our common stock at $0.25 per share, with resale restrictions for a one year period from the date of purchase, if
          Kaleidoscope:

          (a) successfully produces a list of qualified individual candidates with Internet company development experience to serve as our President or in the alternative provides us with a well known athlete or sports figure spokesperson; and
          (b) approaches and secured definitive times for presentation by us before two of the four major professional sports leagues, which include the National Football League, Major League Baseball, the National Basketball Association and the National Hockey League for approval and endorsement of our SportsPrize Tournament; and

     o Grant Kaleidoscope an option to purchase an additional 300,000 shares of our common stock at a price equal to the average closing price of our shares less 20%, for a period of ten days preceding the completion of the conditions set forth in (iii) above, with resale restrictions for a one year period from the date of purchase, provided that Kaleidoscope reasonably completes the conditions set forth in (iii) above. We will release the shares to Kaleidoscope at 30,000 shares per month over a period of ten months. Kaleidoscope agreed to limit its sale of shares into the market at a volume of no greater than 2% of the volume of the preceding weeks total amount of our traded shares after expiration of the resale restrictions.

     DBC Sports - News Wire Service

We entered into a data and service agreement with DBC Sports, dated as of May 26, 1999. DBC Sports, a subsidiary of Data Broadcasting Corporation, provides a sports statistical database and media information, distributes headline news, sports scores, statistics and other information. Pursuant to the terms of the agreement, DBC Sports will provide us with the following, for a period of three years, which commenced on June 1, 1999:

     o    All sports  information  necessary  to conduct the weekly  SportsPrize
          Tournament,   including  the  questions   for  the   Tournament,   and
          statistical content including results of sporting events; and

     o Additional technical and research staff necessary to gather and provide data in sports categories where information may not be readily available, including developing relationships with various sports leagues.

In consideration for the services provided by DBC Sports, we have agreed to pay to DBC Sports:

     o    $8,500 per month from June 1, 1999 to August 1, 1999;

     o    $11,000 per month from September 1, 1999 to November 1, 1999;

     o    $15,000 per month from December 1, 1999 to March 1, 2000; and

     o $20,000 per month from April 1, 2000 to termination of the DBC Sports Agreement.

     Tridian Agreement

On August 2, 1999, we entered into an agreement with Tridian Design and Development to develop the graphical user interface for our SportsPrize.com(TM) Web site. We agreed to pay Tridian approximately $15,000 to $20,000 for such services.

     Intershop - Letter Agreement

We entered into a letter agreement with Intershop dated June 24, 1999. We will deploy Intershop's e-commerce solutions to develop and customize our online storefronts. We anticipate that integrating Intershop's technology with the SportsPrize.com(TM) business model will allow Members of the SportsPrize community to browse, select and purchase sports merchandise and memorabilia online at the SportsPrize.com(TM) e-commerce stores. Pursuant to the terms of the Intershop Agreement, Intershop will provide the following services by way of a professional services consulting agreement:

     o    On-site solution definition;

     o    Off-site solution definition; and

     o Development and implementation of the e-commerce software pertaining to our Web site.

As of November 30, 1999, we paid Intershop approximately $161,000 in fees. We do not anticipate that we will pay Intershop any additional fees related to this agreement.

     Frontier - Master Service Agreement

We entered into a master service agreement with Frontier dated July 22, 1999. Frontier is a provider of computer systems, applications and hardware for Internet sites. Under our agreement, Frontier provided us with high-speed servers and a software system that have been installed at its facilities located in Sunnyvale, California. Sun E250 and E450 servers, suitable for large-scale and mission-critical applications, will support our Web site including all sports content, the SportsPrize Tournament, including data input, management and warehousing, and e-commerce applications intrinsic to the SportsPrize business model. Pursuant to the terms of the Frontier Agreement, Frontier will provide us with the following:

     o    Internet connectivity services;

     o The lease or purchase of our equipment to provide such connectivity services and the installation of such equipment;

     o The lease of data center space suitable to store and operate such equipment;

     o    Management,   planning  and  consulting   resources  to  support  such
          services, including maintenance and operation of such equipment; and

     o The licensing of software to provide such services, which together comprise an Internet connectivity and co-location package to support our Web site.

We have paid approximately $116,000 to Frontier for internal equipment as of November 30, 1999. We anticipate that we will pay Frontier approximately $2,000 to $5,000 per month for its co-location and Internet connectivity services through August 31, 2000.

     Dreams Products, Inc. Agreement

We entered into an Internet Distribution and Marketing Agreement with Dreams Products, Inc. dated August 6, 1999, related to vendor fulfillment services for sports memorabilia and collectibles. The agreement was for a term of three years. Under the terms of the Agreement, we are authorized to offer, pursuant to a non-exclusive, non-assignable and royalty-free license, products cataloged and inventoried by Dreams Products, and Dreams Products agreed to provide vendor fulfillment services related to such products. These products include sports memorabilia, collectibles and other sports-related products.

Dreams Products has also agreed to provide us with a range of products that will be offered exclusively in SportsPrize special events or promotions.

     ShopSports - Merchandising, Fulfillment and Customer Service Agreement

We entered into a merchandising, fulfillment and customer service agreement with ShopSports.com dated September 17, 1999, pursuant to which we agreed to develop a co-branded shopping environment to be offered on our SportsPrize.com(TM) Web site. Under the agreement, ShopSports.com agreed to provide the following support services for our Web site:

     o    Product merchandise, warehousing and fulfillment;

     o    Site hosting;

     o    Customer service;

     o    Order processing; and

     o    Financial reporting and audit support.

Under the terms of the agreement we agreed to co-brand our SportsPrize.com(TM) Web site with the ShopSports.com Web site by offering the following venues:

     o Winners Store - the Winners Store will provide SportsPrize Registered and Non-Registered Members select access to a predetermined collection of products at variable discounts based on success in the SportsPrize Tournament. The weekly winners of the SportsPrize Tournament will be entitled to receive discounts of 5% to 35% on merchandise offered in the Winners Store; and

     o SportsPrize SuperStore - The SportsPrize SuperStore will offer our Web site users access to a collection of products and features from eight super stores and five specialty shops offered through the ShopSports.com Web site. SportsPrize Members playing the SportsPrize Tournament will be eligible for discounts on most purchases from the SuperStore.

On November 8, 1999, we completed the initial launch of our Web site, which contains our co-branded SportsPrize SuperStore. Our SportsPrize SuperStore is co-branded with ShopSports and features the inventory of ShopSports. Our visitors can browse and select purchases from the ShopSports inventory through an interface from our Web site without leaving our Web site. The graphical display of our SportsPrize SuperStore is designed to emulate the other pages on our Web site and contains the logo of ShopSports. We are currently in the process of redesigning the graphical display of our SportsPrize SuperStore and anticipate the graphical displays of our SportsPrize SuperStore will be redesigned by December 29, 1999.

We agreed to pay a project fee of $29,800 for site development and implementation to ShopSports.com. As of November 30, 1999, we have paid $15,000 of this project fee. In addition, we agreed to pay ShopSports.com for any consulting, project management, programming, development and design, production and administrative services based on their standard hourly rates. We also agreed to share equally the net profits from all sales facilitated through the Winners Store and the SportsPrize SuperStore.

     Focus Partners Group Agreement

We entered into a letter agreement with Focus Partners LLC, dated July 27, 1999, pursuant to which Focus agreed to provide us with investor relations services. The agreement commenced on August 1, 1999 through July 31, 2000. Under the terms of the agreement, we agreed to pay Focus a fee of $6,000 per month and to grant Focus options to acquire 25,000 shares of our common stock. Focus agreed to provide the following investor relations services including assisting us in developing an investor relations strategy, preparing and distributing company information to investment professionals, institutional investors and potential retail investors, arranging periodic meetings with interested analysts, preparing and distributing an investor relations kit for us, assisting us in preparing and disseminating press releases and providing other investor relations services.

Research and Development

Our research and development program consists of developing technologies related to our SportsPrize Web site and the SportsPrize Tournament. As of August 31, 1999, we had spent $99,149 for research and development, including expenses related to developing the SportsPrize Tournament and other technological aspects of our Web site.

Trademarks and Patents

We have applied for trademark registration and protection for "SportsPrize.com" in Canada and the United States. We have also applied for patent protection in the United States for our system and method for delivering targeted advertising through our SportsPrize Tournament marketing system. However, we have not been granted any patents, copyrights or trademarks. In the event we determine that we have created an asset whose value can be protected, we will attempt to protect our proprietary assets by applying for patents, copyrights or trademarks. In addition, we will endeavor to rely on trade secret laws and non-disclosure and confidentiality agreements with our employees and consultants who have access to our proprietary technology.

Employees or Consultants

As of November 30, 1999, we had fifteen full-time employees or consultants. We anticipate that we will hire an additional fifteen to thirty employees during the calendar year of 2000, including 5 to 10 content personnel, 5 to 10 technical personnel, 4 to 8 sales and marketing personnel and 1 or 2 customer service personnel. From time to time, we may retain additional consultants and consulting firms to provide us with special expertise in developing marketing, software and telecommunications technologies.

Risk Factors

We have included information in this Registration Statement that contains "forward looking statements." Our actual results may materially differ from those projected in the forward looking statements as a result of risks and uncertainties. Although we believe that the assumptions made and expectations reflected in the forward looking statements are reasonable, we cannot assure you that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. An investment in our securities is speculative in nature and involves a high degree of risk. You should read this Registration Statement carefully and consider the following risk factors.

Insufficiency of current round of financing; our ability to carry out our proposed business activities depends upon securing additional financing

We are dependent upon the proceeds of additional financing in order to implement our business plan. Unless we can obtain such financing, we will be unable to conduct our business or to otherwise carry out all of our proposed business activities. There is no assurance that we will be able to raise the funds sought in a timely manner, if at all.

Our ability to meet our business projections may depend on the securing of additional operating capital in the amount of $14,750,000 or more through August 31, 2000

We also anticipate we may need to seek additional capital in the amount of $14,750,000 or more during the next 12 months, and no assurance can be given that any additional financing would be available or, if available, that it would be available on terms acceptable to us. See "Note Regarding Forward Looking Statements." Furthermore, any issuance of additional securities may result in dilution to the then existing shareholders. If adequate funds are not available, we will lack sufficient capital to pursue our business fully, which will have a material adverse effect upon our ability to meet our business projections.

We may be required to sell additional common stock or parties may exercise options and warrants that cause dilution of your shares

The number of shares of our outstanding common stock held by non-affiliates is large relative to the trading volume of our common stock. Any substantial sale of our common stock or even the possibility of such sales occurring may have an adverse effect on the market price of our common stock.

At November 30, 1999, we had outstanding options to purchase an aggregate of 3,005,000 shares of our common stock.

We also have reserved up to an additional 2,995,000 shares of common stock for issuance upon exercise of options which have not yet been granted under our stock option plan. Holders of the options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options. However, there can be no assurance that such options will be exercised. Further, while our options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

We have a limited operating history and a history of losses, which makes our ability to continue as a going concern questionable

We have incurred net losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. As of August 31, 1999, we had an accumulated deficit of $3,509,581 and we had a net loss of $3,365,456 for the six-month period ended August 31, 1999. Due to a number of factors, we do not believe that our revenues will be sufficient to support our operations in fiscal 1999. Therefore, in the foreseeable future, we believe that such expenses will increase our net losses, and we cannot assure you that we will ever be profitable.

As of August 31, 1999, we had approximately $2,360,000 in cash and cash equivalents, and we are currently expending approximately $250,000 per month. While we anticipate raising additional capital through sales of our common stock or debt, we cannot assure you that we will be able to obtain adequate financing or on terms favorable to us, to support our operations. Our ability to continue after April 2000 will depend on our ability to obtain additional financing.

Because we have only recently begun operations, it is difficult to evaluate our business and our prospects. Our revenue and income potential is unproven and our business model is still emerging. We cannot assure you that we will attract registered users, advertisers, consumers and network affiliates or achieve significant revenues or operating margins in future periods. We cannot guarantee we will ever achieve commercial success.

We do not intend to declare dividends, which may lower the market value of our shares

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in "a penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are quoted on the OTCBB and the closing price of our shares on November 30, 1999 was $1.78125 per share. As such, our shares will be deemed penny stock for the purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor," generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

We lack current advertising agreements and our success depends on securing relationships or agreements with a network of advertisers

We currently have no relationships or agreements with advertisers, and we believe that any relationships developed with advertisers will be terminable within a short period of time. Consequently, our advertising customers, if any, may move their advertising to competing Internet sites, or from the Internet to traditional media, quickly and at relatively low costs, thereby increasing our exposure to competing pressures and fluctuations in revenues and operating results. In selling Internet-based advertising, we probably will depend on advertising sales rep. firms, which will sell such advertising on our behalf.

Our ability to attract advertisers may be hampered by management's limited experience in sales and marketing of advertising

Few of our senior management team have any significant experience in selling advertising on the Internet or any other medium, and few members of our senior management team have any significant experience in the Internet industry or providing entertainment on the Internet. Achieving acceptance by potential advertisers and advertising agencies of our Internet sites as a viable marketing forum will require us to develop and maintain relationships with key advertisers and advertising agencies, and there can be no assurance that any such relationships will be developed, on a timely basis or at all.

Our ability to attract advertisers will depend on our ability to attract a significant user base

Our success will depend on our ability to convince advertisers and advertising agencies of the benefits of advertising on our SportsPrize Web site, and on our ability to retain, broaden and diversify our future base of advertising customers. In order to generate significant advertising revenues, we will depend on the development of a larger base of users possessing demographic characteristics attractive to advertisers. If we are unable to attract and retain paying advertisers or are forced to offer lower than anticipated advertising rates, our business, financial condition and operating results will be materially adversely affected and we may never achieve commercial success.

Our ability to secure and retain advertising revenues may depend on whether our users actually access our advertisers' Internet sites

Currently, we are seeking to negotiate advertising and sponsorship arrangements with third parties to provide a variety of ad placements and sponsorships on our Web site. In connection with these arrangements, we may receive advertising and/or sponsorship fees as well as a portion of transaction revenues received by sponsors in return for minimum levels of user impressions or "click throughs" from our Web site to their Web sites. To the extent implemented, these arrangements may expose us to potentially significant financial risks, including the risk that we fail to deliver required minimum levels of user impressions or click throughs, in which case, these agreements typically provide for adjustments to the fees payable thereunder or "make good" periods, and that third party sponsors do not renew the agreements at the end of their terms. We anticipate that certain of these arrangements will require us to integrate sponsors' content with our services, which may require the dedication of resources and significant programming and design efforts to accomplish. We cannot guarantee that we will be able to attract sponsors or that we will be able to renew sponsorship arrangements, if any, when they expire.

Our  ability  to  contract  with  advertisers  may  be  materially   limited  by
exclusivity provisions of certain of our sponsors

We anticipate we will grant exclusivity provisions to certain of our sponsors. Such exclusivity provisions may have the effect of preventing us, for the duration of such exclusivity arrangements, from accepting advertising or sponsorship arrangements within a particular subject matter in our Web site or across our entire service. Our inability to enter into further sponsorships or advertising arrangements as a result of its exclusivity arrangements could have a material adverse effect on our business, financial condition and operating results.

Our success depends on the services of our President, Chief Financial Officer and Treasurer, our Senior Vice President of Corporate Finance, our Senior Vice President and Controller and our Vice President of Marketing, and our ability to attract and maintain qualified, experienced personnel

Our future success depends on the services of Bruce Cameron, our President, Chief Financial Officer and Treasurer, Robert Hunziker, our Senior Vice President of Corporate Finance, Donald MacKay, our Senior Vice President and Controller, and Michael Wiedder, our Vice President of Marketing. The loss of these key personnel could have an adverse effect on our operations, and we do not maintain insurance to cover losses that may result from the death of any of our key personnel. We also heavily rely upon consultants and advisors who are not employees. Our ability to attract, train and retain qualified, experienced personnel and management is uncertain. Competition for qualified employees is intense, and an inability to attract, retain and motivate additional, highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations. Each of our officers and directors has been affiliated with us for less than one year. We cannot assure you we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms. Although we have made application to obtain directors' and officers' liability insurance, there can be no assurance that we will be able to obtain such insurance or in such amounts or on terms that are acceptable to us.

Investors may not be able to secure foreign enforcement of civil liabilities against our management

Some of our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United
States  courts  predicated  upon  civil  liabilities  under  the  United  States
Securities Exchange Act of 1934, as amended. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or SportsPrize Entertainment Inc. predicated solely upon such civil liabilities.

We have capacity constraints and system development risks that could damage our customer relations or inhibit our possible growth, and we may need to expand our management systems and controls quickly

Our success and our ability to provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of our third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and advertisers using our service. Our success also depends upon us and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service. We have engaged Frontier to provide Internet servers and Internet connectivity for our Web site, and we are dependent on Frontier's ability to deliver such services.

Although we anticipate that we and our vendors will enhance and expand our respective transaction-processing systems and network infrastructure as they grow, we and our vendors may experience periodic systems interruptions and infrastructure failures, which we believe may cause customer dissatisfaction and may adversely affect our results of operations. Limitations of our technology infrastructure and our vendors' technology infrastructures may prevent us from maximizing our business opportunities.

Our ability to adapt our management systems and controls quickly may depend on the availability of certain employees or contractors

In addition, we expect that many of our software systems and our vendors' software systems may be custom-developed and that we and our vendors may rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, we and our vendors may experience difficulty in improving and maintaining these systems. Furthermore, we expect that we and our vendors may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures. Our failure and our vendors' failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in our respective transaction processing systems and network infrastructure could adversely affect our business and results of operations.

Our commercial viability depends on our ability to successfully develop our SportsPrize Tournament and to successfully attract and retain users with demographic characteristics valuable to advertisers

We believe our commercial viability depends in large part upon our ability to develop and provide the SportsPrize Tournament and our ability to successfully attract and retain users with demographic characteristics valuable to the various advertisers and advertising agencies. We cannot assure you that our products and services will be attractive enough to a sufficient number of Internet users to generate advertising revenues or that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to our SportsPrize Web site within the demographics desirable to potential advertisers and advertising agencies.

Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer competitive entertainment products and services, making it difficult for us to distinguish our product offerings and attract users. In addition, many other Internet sites offer very specific, highly targeted single sports event media that may have greater appeal than the sports categories that will be offered on our SportsPrize Web site. In addition, users of the Internet who do not use the most recent browser or operating software will have greater difficulty in accessing and navigating our SportsPrize Web site than users who use the most recent versions of such software. Such difficulty could cause Internet users to cease using our SportsPrize Web site. If we are unable to develop original and compelling Internet-based entertainment in a manner that allows us to attract, retain and expand a loyal user-base targeted by advertisers and advertising agencies, then we will be unable to generate sufficient advertising or subscription revenues, and our business, financial condition and operating results will be materially adversely affected.

We anticipate expanding into new business areas that require significant expenses and programming and that have no guaranteed market

The success of our business strategy will depend to a significant extent on our ability to successfully develop the SportsPrize Tournament and to expand our offerings into other revenue generating areas such as subscription-based products and services and other e-commerce opportunities. We cannot guarantee that we will be able to develop the SportsPrize Tournament into an operating game or that visitors or potential advertisers or sponsors will accept the concept of the SportsPrize Tournament. We cannot assure you that we will successfully expand into other areas, develop and launch any new entertainment concepts or enhance existing ones.

Any expansion of product offerings or operations, or new games developed and launched by us that are not favorably received by Internet users could damage our reputation or the SportsPrize.com(TM) brand.

Expansion into new business areas or the development and launching of new games also will require significant additional expenses and programming and other resources and will strain our management, financial and operational resources. Furthermore, any expansion of business areas and the developing and launching of new games, as well as the enhancement of our contemplated SportsPrize Tournament, will necessarily rely on untested business models. Our failure to develop and launch the SportsPrize Web in a cost effective and timely manner will have a material adverse effect on our business, financial condition and operating results.

We cannot guarantee that our venture will ever achieve profitability, and a failure by us to recover the substantial investment required to launch and operate our Web site would have a material adverse effect on our business, financial condition and operating results.

The e-commerce industry is highly competitive, and we cannot assure you that we will be able to compete effectively

The market for Internet-based products and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at a relatively low cost within relatively short time periods. In addition, we compete for the time and attention of Internet users with thousands of non-profit Internet sites operated by, among other persons, individuals, government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. Accordingly, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. Should we seek in the future to attempt to expand the scope of our Internet site and product offerings, we will compete with a greater number of Internet sites and other companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive products and services in the future. We cannot guarantee that our SportsPrize Web site will compete successfully. In addition, expansion into new business areas and new entertainment offerings may bring us into direct competition with new competitors.

Due to the emerging nature of Internet commerce, we are unable to forecast our expenses and revenues accurately, and should our expenses exceed our revenues, we may never become profitable

As a result of the emerging nature of the Internet, including Internet-based advertising, services and electronic commerce, we are unable to forecast our expenses and revenues accurately. We believe that due primarily to the relatively brief time the Internet has been available to the general public, there are several uncertainties related to the successful operation of any form of Internet-based business. Our current and future estimated expense levels are based largely on our estimates of future revenues and may increase considerably. Few, if any, of our operating expenses can be quickly or easily reduced, such as the laying off of personnel or reducing our commitment to our consultants and service providers, in a manner which would not cause a material adverse effect to our business, financial condition and operating results. In addition, we may be unable to adjust spending in a timely manner to compensate for any unexpected expenditures; and a shortfall in actual revenues as compared to estimated revenues would have an immediate material adverse effect on our business, financial condition and operating results.

Our ability to generate revenues will depend upon advertisers' acceptance of the Internet as an advertising medium and upon the on the use of the Internet by consumers

Use of the Internet by consumers is at a very early stage of development and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. We believe that our success depends upon our ability to obtain significant revenues from our Internet operations, which will require the development and acceptance of the Internet as an advertising medium. We believe that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and neither advertisers nor advertising agencies have devoted a significant portion of their advertising budgets to Internet-related advertising to date. In order for us to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our Web site. There can be no assurance that advertisers or advertising agencies will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, or if so persuaded or able, that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio, or in any event decide to advertise on our Internet sites. Moreover, we cannot assure you that the Internet advertising market will develop as an attractive and sustainable medium that we will achieve market acceptance of our products or that we will be able to execute our business strategy successfully.

Acceptance of the Internet among advertisers and advertising agencies will also depend on the level of use of the Internet by consumers, which is highly uncertain, and on the acceptance of the alternative new model of conducting business and exchanging information presented by the Internet. Advertisers and advertising agencies that have invested resources in traditional methods of advertising may be reluctant to modify their media buying behavior or their systems and infrastructure to use Internet based advertising. Furthermore, no standards to measure the effectiveness of Internet based advertising have yet gained widespread acceptance, and we cannot assure you that such standards will be adopted or adopted broadly enough to support widespread acceptance of Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, our business, financial condition and operating results will be materially adversely affected and we may cease to be a commercially viable enterprise.

Our business may be harmed if the recent growth in the use of the Internet is limited by inadequate infrastructure, technology or standards and protocols

Rapid growth in the use of and interest in the Internet is a recent phenomenon, and we cannot assure you that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support our business. Revenues from our Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for a number of reasons, including potentially inadequate development of the necessary infrastructure, lack of timely development of enabling technologies or lack of commercial support for Internet-based transactions and advertising. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect use of the Internet generally and of our Internet sites in particular. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, our business, financial condition and operating results would be materially adversely affected.

Our success may depend on successfully developing and defending intellectual property rights without which competitors may copy aspects of our products or services

We anticipate our success will depend significantly on our proprietary technology. We intend to rely primarily on a combination of patent, copyright, trademark and trade secret laws, license agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights in our products and technology, all of which afford only limited protection. We have applied for intellectual property protection for our SportsPrize marketing system technology, and we have put in place agreements attempting to protect our intellectual property. There can be no assurance that our intellectual property protection applications will be granted or that we will be able to continue to successfully negotiate agreements protecting our intellectual property. In addition, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Third parties may also independently develop similar technology without breach of our proprietary rights. In addition, the laws of some foreign countries do not protect the proprietary rights to the same extent as do the laws of the United States.

If we cannot protect our Internet domain name, our ability to conduct our operations may be impeded

We anticipate that the Internet domain name, "SportsPrize.com(TM)" will be an extremely important part of our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries may be subject to change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Our business may be harmed by claims that we have infringed intellectual property rights of others

Claims of infringement are becoming increasingly common as the software industry develops and legal protections are applied to software products. Litigation may be necessary to protect our proprietary technology, and third parties may assert infringement claims against us with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against us could cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements, which agreements may not be available on terms acceptable to us or at all.

Changing technology may render our equipment, software and programming obsolete or irrelevant

The market for Internet-based products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services, particularly in response to competitive offerings. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adapt our Internet sites and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business, financial condition and operating results. In addition, new Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could have a material adverse effect on our business, financial condition and operating results.

Our business may encounter periodic system disruptions that may harm our ability to attract and retain advertisers

The satisfactory performance, reliability and availability of our SportsPrize Web site and our computer network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. Our Internet-based advertising revenues will be directly related to the number of advertising impressions delivered by us. We have engaged Frontier to provide an Internet solution to meet our systems requirements. System interruptions that result in the unavailability of our Internet sites or slower response times for users would reduce the number of advertisements delivered and reduce the attractiveness of our Internet sites to users and advertisers. We may experience periodic systems interruptions from time to time in the future.

Our Internet operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. We cannot assure you that interruptions in service will not materially adversely affect our operations in the future. While we will carry business interruption insurance to compensate us for losses that may occur, there can be no assurance that such insurance will be sufficient to provide for all losses or damages incurred by us.

If system constraints are exceeded, our operations may be subject to system disruptions that harm our business

Additionally, any substantial increase in traffic on our Internet site may require us to expand and adapt our computer network infrastructure. Our inability to add additional computer software, hardware and bandwidth to accommodate increased use of our Internet sites may cause unanticipated system disruptions and result in slower response times.

We cannot assure you that we will be able to expand our computer network infrastructure on a timely basis to meet increased use. Any system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on our business, financial condition and operating results.

We depend on third parties for uninterrupted Internet access and may be harmed by the loss of any such service

We are dependent on Frontier, an Internet service provider located in Sunnyvale, California, and on other third parties for uninterrupted Internet access. In addition, we are dependent on various third parties for substantially all of our information. Loss of such services from any one or more of such third parties may have a material adverse effect on our business, financial condition and operating results. We cannot guarantee whether, or on what terms, we would be able to obtain such services from other third parties in the event of the loss of any of such services.

Increased security risks of online commerce may deter future use of our services which may adversely affect our ability to generate revenues

We intend to institute security measures designed to protect our Internet site and other operations from unauthorized use and access. As of November 30, 1999, we have implemented a firewall with a redundant backup to prevent all but standard Web traffic, with the exception of a small opening for secure and encrypted terminal connections. We also have isolated our database on a server that is sitting on a private network. This means that someone would have to break into our firewall and external network before trying to get into our database. Our servers are housed in Frontier's Globalcenter Media Distribution Center. Security measures employed at this location include biometric hand scanners, ramming ballards, laser sniffers and bullet proof glass. Such measures cannot guarantee complete security, however, and a party who is able to circumvent our or our vendors' security measures could misappropriate proprietary information or cause interruptions in our Internet operations.

We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. To the extent that our activities or the activities of any third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot guarantee that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that parties will accept such contractual provisions as part of our agreements.

In addition, while we believe that both our and our vendors' data repositories, financial systems and other technology resources will be secure from security breaches or sabotage, we cannot guarantee that this will continue to be true as technology changes and becomes more sophisticated.

We may encounter significant costs should our software fail to meet Year 2000 compliance requirements

The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. We have completed our review of the potential impact of Year 2000 issues and do not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. Our failure or failure of our software providers to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect our business operations. See "Financial Information - Year 2000 Compliance."

Our business may be subject to government regulation and legal uncertainties that may increase the costs of operating our Internet site or limit our ability to generate revenues

As a publisher and a distributor of content over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. In addition, we could be exposed to liability with respect to the content or unauthorized duplication of material indexed in our search services. Our liability insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition and operating results. There are currently few laws and regulations directly applicable to the Internet, but it is possible that new laws and regulations will be adopted covering issues such as, among other things, pricing, characteristics and quality of Internet products and services. As a provider of Internet-based products and services, we are subject to the provisions of existing and future federal and local legislation that could be applied to our operation. Such legislation could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, have a material adverse effect on our business, financial condition and operating results.

Our SportsPrize Tournament may be subject to regulatory review under state and federal gaming laws that may limit our ability to generate revenues

There is substantial risk that our SportsPrize Tournament may be subject to regulatory review by state and federal regulatory authority as the size of our prizes grow. Although we will not charge visitors to the SportsPrize Web any registration fees, require any purchase to play the SportsPrize Tournament, charge any cost to deliver prizes or gifts or otherwise imply that a purchase is required to play the SportsPrize Tournament, there can be no assurance that the SportsPrize Tournament will not be subject to investigation or review by federal, state local regulatory authorities.

Our business may be subject to sales and other taxes, which may cause administrative difficulties and increase our cost of operations

One or more states may seek to impose additional sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities. The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce until October 21, 2001. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business and adversely affect our results of operations.


Item 2.   Financial Information.

Selected Financial Data

The following table sets forth selected financial data regarding our consolidated operating results and financial position of our Company. The data has been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following selected financial data is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this Registration Statement.


                                                Six Months Ended August       Fiscal Year Ended
                                                        31, 1999              February 28, 1999
                                               --------------------------- -------------------------
                                                           $                          $
                                               --------------------------- -------------------------
Net Sales                                                      -                         -
Gross Profit                                                   -                         -
Total Operating Expenses                               3,396,720                    66,766
Net Loss from                                         (3,365,456)                 (137,306)
Continuing Operations
Net Loss from                                                  -                    (6,819)
Discontinued Operations
Net Loss                                              (3,365,456)                 (144,125)
Net Loss per Share
     Continuing Operations                                ($0.22)                  ($0.041)

                                                Six Months Ended August       Fiscal Year Ended
                                                        31, 1999              February 28, 1999
                                               --------------------------- -------------------------
                                                           $                          $
                                               --------------------------- -------------------------
     Discontinued Operations                                   -                   ($0.002)
     Net Loss Per Share                                   ($0.22)                  ($0.043)



                                                 At                         At
                                          August 31, 1999            February 28, 1999
                                     --------------------------- --------------------------
                                                 $                           $
                                     --------------------------- --------------------------
Working Capital                               2,338,416                      66,477
Total Assets                                  2,804,149                     103,202
Total Liabilities                                88,141                       3,331
Shareholders' Equity                          2,716,008                      99,871
Long-term Obligations                                 -                           -
Cash Dividends                                        -                           -


Management's Discussion and Analysis of Financial Condition and Results of Operations

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward looking statements. Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this Registration Statement. Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this Registration Statement.

Overview

In May 1999, we completed a statutory share exchange with SportsPrize Inc. pursuant to the laws of the State of Nevada. With our acquisition of SportsPrize Inc., we have implemented a new business strategy and plan, which is building a Web-based entertainment company dedicated to creating an interactive community on the Internet. Through our Web site, SportsPrize.com(TM), we intend to provide a multi-faceted online sports entertainment community. We believe one of the featured attractions will be the SportsPrize Tournament, a proprietary, interactive sports game we developed to generate interest in our Web site. We also intend to focus on retailing sports equipment, apparel, memorabilia and other products through our various stores on our Web site.

At the time of the share exchange, we were a shell company with no revenues, expenses, assets or liabilities, and our book value was $1,440, which was written down to zero at the time of the share exchange. As a result of the share exchange, all of the assets of SportsPrize Inc. became our assets, and our historical and ongoing operations are deemed to be those of SportsPrize Inc. for accounting purposes. The assets of SportsPrize Inc. consisted of cash and investments of approximately $61,000, prepaid expenses and deposits of approximately $26,000 and other assets of approximately $16,000. As such, we have presented our interim consolidated financial information for the six month period ending August 31, 1999, and we have included the audited financial statements of SportsPrize Inc. for the fiscal year ended February 28, 1999.

Results of Operations

     Six Months Ended August 31, 1999

The six month period ended August 31, 1999 was our first period of material operations with our new business plan. We had no revenues during this period. Our loss of $3,365,456 was comprised primarily of cash compensation and consulting costs totaling $700,260, as well as $2,234,558 in compensation expense related to stock grants and stock option grants. Our legal and audit costs were $121,570, and our research and development costs were $99,149. We expect our general and administrative expenses to continue to be a material component of our total expenses during the start-up phase of our development. Once we launch our Web site, sales and marketing costs will become the largest component of our expenses.

We generated $6,300 through the disposal of assets not integral to our business operations during this six month period. We intend to dispose of other assets that are not integral to our business operations in a timely manner.

With the receipt of $2,500,000 from a private placement of our common stock in May 1999, we had $2,338,416 in working capital as of August 31, 1999.

While we expended only a nominal amount on capital equipment during this period, these expenditures will accelerate as we complete the infrastructure for our Web site and e-commerce operations.

     Year Ended February 28, 1999

In  our  first  eleven  months  of  operations,  we  explored  several  business opportunities. We attempted to secure mineral and oil and gas equity participation interests in selected mineral properties. We purchased securities in a publicly traded oil and gas company, with which we anticipated entering into an exploration and development program. Oil and gas prices declined, and the financing we anticipated receiving to complete this investment did not develop. Consequently, we abandoned the business strategy of exploring mineral properties and embarked on our current business plan to establish a leading Internet sports-based entertainment, merchandising and community destination Web site. As a result of the disposal of our investment portfolio, we lost $71,455. These losses are non-recurring.

Our operating loss was $66,766, and the largest component of this was consulting costs of $31,164.

We raised a total of $239,572 from private placements of our common stock, net of finder's fees of $26,187, to finance our initial startup. At February 28, 1999, we had $34,345 cash on hand.

Liquidity and Capital Resources

Since our Share Exchange with SportsPrize Inc., we have raised a total of $3,500,000 less finder's fees of $98,000. We completed our initial funding at the time of the Share Exchange by issuing 1,666,665 shares of our common stock at a price of $1.50 per share, providing us with $2,500,000, less a finder's fee of $70,000 paid to Sonora Capital. We also completed a private placement in July 1999, the first of three financings to be completed as part of our Share Exchange with SportsPrize Inc., of 250,000 shares of our common stock at a price of $4.00 per share, providing us with $1,000,000. We paid Sonora a finder's fee of $28,000 in connection with this private placement.

As of August 31, 1999, we had working capital of $2,338,416. Our current working capital requirements are approximately $250,000 to $300,000 per month. Once our Web site is fully operational and we are fully staffed, our working capital requirements related to financing fees and costs, content costs, and general and administrative expenses are anticipated to increase to approximately $800,000 per month during the period from March 1, 2000 to August 31, 2000. Our working capital requirements related to marketing expenses are anticipated to increase to approximately $1,000,000 per month during the period from March 1, 2000 to August 31, 2000, provided we are able to obtain sufficient financing to implement our marketing program. We also anticipate that we will invest approximately $200,000 per month for capital expenditures including Web site equipment and software, Web site design and development and office equipment. See "Summary of Operating Budget."

We anticipate that we will require additional capital of approximately $2,750,000 to fund our operations through February 29, 2000. See "Note Regarding Forward Looking Statements." We anticipate we will complete additional private placements of our common stock to raise $1,500,000 in December 1999. We cannot assure you that we will successfully complete the planned additional private placements on acceptable terms, if at all.

In addition to the anticipated $1,500,000 in private placements, we anticipate we will need to raise approximately $14,750,000 to meet our projected Operating Budget requirements for content development, general and administrative expenses, as well as marketing costs through the second fiscal quarter of 2000. See "Summary of Operating Budget." We intend to complete additional financing to fund our Operating Budget by issuing equity or debt through a combination of private and public financings. We cannot assure you that we will successfully complete additional financing on acceptable terms, if at all. If we cannot raise additional financing, we anticipate that we will reduce our projected expenditures related to marketing our SportsPrize Web site and concentrate our resources on selling advertising and sponsorships and developing the technologies related to our SportsPrize Web site and the SportsPrize Tournament. We have the following material financial obligations to fulfillment vendors, software systems developers, Internet access providers and marketing communications providers:


Vendor                                              Obligation
------                                              ----------
Quad-Linq                                          $5,000-25,000 per month

Interactive Marketing                              $30,000 per month

Kaleidoscope                                       $10,000 per month through December 1999

DBC                                                Sports $11,000 per month through November 1,
                                                   1999; $15,000 per month from December 1, 1999
                                                   to March 1, 2000; and $20,000 per month from
                                                   April 1, 2000 to termination

Tridian                                            $15,000 to $20,000

Frontier                                           $2,000 to $5,000 per month

ShopSports.com                                     $14,800

Focus Partners                                     $6,000 per month

Office Lease Agreements                            $10,000 per month


In addition to these material commitments, we have agreements with our employees and consultants, which require us to make monthly payments totaling approximately $100,000 per month. Our failure to meet these financial commitments and our future obligations may have a material adverse effect on our business and results of operations.

     Recent Financings

Our current business activities and operations have been funded to date through issuance of shares of our common stock in the following transactions:

         Summary of Transactions
         -----------------------
                                                                                                  Total
                                                                         Number of            Consideration
                                                                           Shares               for Shares ($)
                                                                      ---------------       ------------------
Private Placement at $1.50 per share                                     1,666,665               $2,500,000
Private Placement at $4.00 per share                                       250,000                1,000,000
                                                                      ---------------       ------------------
         TOTAL                                                           1,916,665               $3,500,000
                                                                      ===============       ==================

Year 2000 Compliance

The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century, i.e. December 31, 1999 would appear as 12/31/99, assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming will default to 01/01/1900 instead of 01/01/2000, and calculations using or reporting the date will not be correct and errors will arise. To prevent this from occurring, information systems need to be updated to ensure they recognize dates during and after the Year 2000.

The potential exists that we are exposed to a risk that our Web site and the services that support our Web site will fail or suffer impairment as a result of internally operated or externally contracted hardware or software systems and services not being able to correctly "rollover" dates to the new century. The risk stems from our reliance on computer hardware, servers, payment systems, software and other services to carry out the daily operation of our proposed business. The exposure may result from, among other things, the use of computers, general software and servers for office purposes and data storage; connections to and use of the services of Internet Service Providers and telephone companies for office purposes and customer service and support; the software underlying the operation of our Web site and our online e-commerce operation; and the servers that allow us to distribute our Web site to the public.

We have only been operating and developing our business during the last six months. The office hardware, general software, custom developed software, servers and services of Internet Service Providers and telephone companies have been acquired during this period. As a result, and in consultation with the suppliers of this hardware, software and services, we believe the related systems that we intend, directly or indirectly, to use in our respective businesses are Year 2000 compliant. Our due diligence also included an evaluation of supplier provided technology and the implementation of new policies to require our suppliers to confirm in writing that they have disclosed and will correct Year 2000 compliance issues. However, we have not undertaken any other measures to assure year 2000 compliance of our third party vendors and we cannot assure you that such vendor systems will not experience disruptions as a result of the Year 2000 Issue. Although we are relying primarily on systems developed with current technology and on systems designed to be Year 2000 compliant, we may have to replace, upgrade or reprogram certain systems to ensure that all interfacing technology will be Year 2000 compliant when running jointly.

In the event that we incur expenses associated with resolving Year 2000 compliance issues, we intend to expense the operating costs as they are incurred and capitalize the capital costs as they are incurred. However, our purchases of hardware and general and specific purpose software have been relatively recent, and the more expensive of the hardware and general and specific software items that we have purchased are covered under warranties that will extend over the rollover period to January 1, 2000. As a result, we do not expect to incur any major operating or capital expenditures that would have a material impact on our financial condition or results of operations. Our Year 2000 compliance costs to date have been non-material and are estimated to be less than $2,000.

We do not currently anticipate any disruption in our operations as the result of the Year 2000 issue. We do not have any information concerning the Year 2000 compliance status of our suppliers and customers that would affect our operations. Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant may have a material adverse effect on our business and results of operations.

In the worst case scenario, the systems of our third-party vendors and the Internet will fail as a result of year 2000. If such worst case scenario occurs, we anticipate we will delay further development of our Web site until systems are re-established for the Internet. Such a material failure would have a material adverse effect on our business. See "Note Regarding Forward Looking Statements."

In order to protect against the possibility of any material disruption in our operations as a result of the Year 2000 issue, we have taken or will be taking the following precautions:

     o Developed, initiated and maintained procedures that ensure that the information stored on the office computer hard drives are backed up on a regular basis and stored safely;

     o Copies of the source code for the special purpose software are maintained in secure offsite locations by the developers of the software;

     o    Install a backup server; and

     o Implemented a policy of acquiring name brand hardware and retained experienced consultants upon whose warranties we believe that we can rely.

New Accounting Pronouncements

The recent and future accounting pronouncements do not and are not expected to have any significant effect on our financial position or operating results.

Item 3.   Properties.

On September 27, 1999, we entered into a short-term lease agreement with eOfficeSuites, Inc. for office space located at 13101 Washington Boulevard, Suite 131, Culver City, California. The term of the lease is for two months from October 1, 1999 through November 30, 1999, and will continue on a month to month basis after November 30, 1999. Currently, the base rent is $7,000 per month, and we agreed to pay additional rent of $2,000 per month for other services including furniture rental, telephone instruments and voice mail, high speed Internet service and parking.

We also currently rent a research and development office at 101 West 5th Avenue, Vancouver, British Columbia, Canada, on a month-to-month basis. Our monthly payments are approximately $2,200.

We do not presently own or lease any other property or real estate.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners.

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of December 6, 1999 by: (i) each of our officers and directors, (ii) each person, including any group, known to us to own more than five percent (5%) of any class of our voting securities, and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.



                                       55

Title of Class                     Name and Address of           Amount and Nature of        Percentage of Class
                                   Beneficial Owner              Beneficial Ownership
----------------------------- ----------------------------- ---------------------------- ---------------------------

         Officers and Directors
----------------------------- ----------------------------- ---------------------------- ---------------------------
  Common Shares                   Bruce Cameron, Director,            100,000(1)                   0.49%(1)
                                President, Chief Financial
                                  Officer and Treasurer
                               13101 Washington Boulevard,
                                        Suite 131
                                 Culver City, California
                                          90066
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                Robert Hunziker, Director             100,000(1)                   0.49%(1)
                                Senior Vice President of
                                   Corporate Finance
                               13101 Washington Boulevard,
                                        Suite 131
                                 Culver City, California
                                          90066
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                 Jeffrey Paquin, Director           1,333,740(2)                   6.50%(2)
                                   4775 Woodgreen Drive
                                   West Vancouver, B.C.
                                     Canada V7S 2Z9
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                  Alan Gerson, Director                   Nil                       Nil
                              225 S. Sepulveda Boulevard,
                                       Suite 360
                              Manhattan Beach, California
                                         90266
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                 Abe Carmel, Director                 125,000(1)                   0.61%(1)
                              4550 Northpark Avenue, #809
                              Chevy Chase, Maryland 20815
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                    Michael Wiedder,                   50,000(1)                   0.24%(1)
                              Vice-President of Marketing
                              13101 Washington Boulevard,
                                       Suite 131
                                Culver City, California
                                         90066
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                     Donald MacKay,                   358,435(3)                   1.75%(3)
                               Senior Vice President and
                                       Controller
                                   1840 Redwood Drive
                                      Surrey, B.C.
                                     Canada V4P 1M6
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                     John Thompson,                   778,015(4)                   3.79%(4)
                                 Vice-President of Game
                                Content and Development
                                  6368 Crescent Court
                                      Delta, B.C.
                                     Canada V4K 4Y5
----------------------------- ----------------------------- ---------------------------- ---------------------------
                               Skye Cove, Vice-President              358,434(3)                   1.74%(3)
                                     of Technology
                                  921 Roslyn Boulevard
                                 North Vancouver, B.C.
                                     Canada V7G 1P4
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                David Bissett, Corporate                     Nil                        Nil
                                       Secretary
                              1040-999 W. Hastings Street
                                    Vancouver, B.C.
                                     Canada V6C 2W2
----------------------------- ----------------------------- ---------------------------- ---------------------------
       Common Shares          Officers and Directors as a           3,203,624(5)                  15.60%(5)
                                         Group
----------------------------- ----------------------------- ---------------------------- ---------------------------


Title of Class                     Name and Address of           Amount and Nature of        Percentage of Class
                                   Beneficial Owner              Beneficial Ownership
----------------------------- ----------------------------- ---------------------------- ---------------------------
         5% Shareholders
----------------------------- ----------------------------- ---------------------------- ---------------------------
                              Lamplighter Investments Ltd.          1,088,888                      5.59%
                                     88 Ellis Road
                               Crowthorne Berks, England
       Common Shares                    RG45 6PN
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                      James Brown                   1,033,740(6)                   5.31%(6)
                                 5453 West Vista Court
                                  West Vancouver, B.C.
                                     Canada V7W 3G8
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                     Randy Daggitt                  1,033,740(6)                   5.31%(6)
                                    12714 25A Avenue
                                      Surrey, B.C.
                                     Canada V4A 5R5
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                     Michael Slater                 1,033,740(6)                   5.31%(6)
                                    5289 Keith Road
                                  West Vancouver, B.C.
                                     Canada V7W 2M9
----------------------------- ----------------------------- ---------------------------- ---------------------------
                                    Anthony Vecchio                 1,033,740(6)                   5.31%(6)
                                 4728 Woodvalley Place
                                  West Vancouver, B.C.
                                     Canada V7S 2X3
----------------------------- ----------------------------- ---------------------------- ---------------------------

(1) Consisting of vested stock options exercisable within 60 days of December 6, 1999 to acquire such shares.

(2) Includes (a) vested stock options exercisable within 60 days of December 6, 1999 to acquire 300,000 shares and (b) 433,740 shares held in escrow pursuant to an Escrow Agreement dated May 7, 1999. See "Description of Business - Agreement Among Certain SportsPrize Inc. Shareholders."

(3) Includes vested stock options exercisable within 60 days of December 6, 1999 to acquire 100,000 shares.

(4) Includes vested stock options exercisable within 60 days of December 6, 1999 to acquire 175,000 shares.

(5) Includes vested stock options exercisable within 60 days of December 6, 1999 to acquire 1,050,000 shares.

(6) Includes 433,740 shares held in escrow pursuant to an Escrow Agreement dated May 7, 1999. See "Description of Business - Agreement Among Certain SportsPrize Inc. Shareholders."


Security Ownership of Management.

We are not aware of any arrangement that might result in a change in control in the future.

Item 5.   Directors, Executive Officers, Promoters and Control Persons.

Directors and Officers

All of our directors are elected annually by the shareholders and hold office until the next annual general meeting of shareholders or until their successors are duly elected and qualified, unless they sooner resign or cease to be directors in accordance with our Articles and Bylaws. The date of our next annual general meeting has yet to be determined. Our executive officers are appointed by and serve at the pleasure of our Board of Directors.

As at September 30, 1999, the following persons were our directors and/or officers:


------------------------------------------------------------------ ----------------------
                                                                   Director/
                                                                   Officer/
Name and present office held                                       Employee since
------------------------------------------------------------------ ----------------------
Bruce Cameron, Director                                            September 16, 1999
President, Chief Financial Officer and Treasurer
------------------------------------------------------------------ ----------------------
Robert Hunziker, Director                                          August 16, 1999
Senior Vice President of Corporate Finance
------------------------------------------------------------------ ----------------------
Jeffrey Paquin,                                                    May 14, 1999
Director
------------------------------------------------------------------ ----------------------
Alan Gerson,                                                       July 8, 1999
Director and Chairman of the Board (1)
------------------------------------------------------------------ ----------------------
Abe Carmel,                                                        July 8, 1999
Director
------------------------------------------------------------------ ----------------------
Donald MacKay,                                                     May 14, 1999
Senior Vice President and Controller
------------------------------------------------------------------ ----------------------
Michael Wiedder,                                                   June 24, 1999
Vice-President of Marketing
------------------------------------------------------------------ ----------------------
John Thompson, Vice-President of Game Content and Development      May 14, 1999
------------------------------------------------------------------ ----------------------
Skye Cove, Vice-President of Technology                            May 14, 1999
------------------------------------------------------------------ ----------------------
David Bissett, Corporate Secretary                                 May 14, 1999
------------------------------------------------------------------ ----------------------

(1)  Mr. Gerson has served as our Chairman of the Board since November 1, 1999.


The following is a brief biographical information on each of the officers, directors and significant employees listed:

Bruce Cameron, age 43, has served as our President, Chief Financial Officer and Treasurer, and a Director since September 16, 1999. Prior to joining us, Mr. Cameron was Executive Vice President and Chief Financial Officer of Hollywood Online Inc., a movie-oriented Web publishing company. Prior to joining Hollywood Online, Mr. Cameron served as Vice President and Manager at Imperial Bank and First Interstate Bank. Prior to his banking experience, Mr. Cameron held a senior management consulting position with Gorsey, Hanson & Company from 1986 to 1988. From 1978 to 1986, he worked in a variety of managerial roles at Price Waterhouse. Mr. Cameron has a Bachelor of Arts Degree in Economics from the University of California, Los Angeles and is a CPA.

Robert Hunziker, age 55, has served as our Senior Vice President of Corporate Finance and a Director since August 16, 1999. Prior to joining us, Mr. Hunziker was a Limited Partner and Associate Director of Bear Stearns & Company from 1984 to 1991 and a Vice President and a Principal of Oppenheimer from 1975 to 1984. Since 1992, Mr. Hunziker has been self-employed as a corporate advisor and financier. Mr. Hunziker also serves on the board of directors of Advanced Gaming Technology, Inc. and Chapleau Resources, Ltd. Mr. Hunziker has a M.A. degree in Economic History from DePaul University/Chicago.

Jeffrey Paquin, age 36, has been a director since May 14, 1999 and was our President from May 14, 1999 to September 15, 1999. Mr. Paquin is a lawyer and is currently President of JD

Paquin Personal Law Corporation. Mr. Paquin's corporate experience includes directorships in the following emerging public companies: Broadwater Development Inc., a natural resource exploration company listed on the Vancouver Stock Exchange, from 1996 to 1997; Solar Pharmaceuticals Ltd., a manufacturer and supplier of medical devices and services formally listed on the Vancouver Stock Exchange, from 1995 to 1998; and Watson Bell Communications Inc., now Cosworth Ventures, listed on the Vancouver Stock Exchange, from 1993 to 1995. Mr. Paquin was the President and Director of SportsPrize Inc. from its inception to May 14, 1999.

Alan Gerson, age 53, has been a director since July 8, 1999 and the Chairman of our Board since November 1, 1999. Mr. Gerson's experience includes broadcast and cable television, e-commerce, live event marketing, and the Internet. Mr. Gerson is a principal and President of Interactive Marketing Inc. Mr. Gerson was a longtime senior executive at NBC, Inc. and from 1991 to 1994 was the Executive Vice-President of the Home Shopping Network. In 1994, he consulted for various media, Interactive Marketing Inc. and electronic commerce companies. In 1995, Mr. Gerson joined Ticketmaster Corp. as Senior Vice-President of Television and Business Development and oversaw Ticketmaster's Direct Marketing Division and the launch of the Ticketmaster Online store. In 1996, Mr. Gerson held an executive consulting position with Softbank Interactive Marketing. Prior to establishing Interactive Marketing Inc., Mr. Gerson served as President and Chief Executive Officer of WorldSite Networks, Inc. under an executive consulting arrangement.

Abe Carmel, age 66, has been a director since July 8, 1999. Since 1986, Mr. Carmel has lead Carmel Associates LLC, an international investment banking firm which specializes in the financing and marketing of high technology, Internet and telecommunications companies.

Donald MacKay, age 47, was our Chief Financial Officer from May 14, 1999 to September 15, 1999 and our Treasurer from June 30, 1999 to September 15, 1999. Mr. MacKay has been a Certified Management Accountant since 1991. Mr. MacKay was the Chief Financial Officer of Advanced Gaming Technology, Inc. from 1995 to 1998; the manager of business analysis of TCG International Inc. from 1994 to 1995; and a senior financial accountant of GLENTEL Inc. from 1989 to 1993.

Michael Wiedder, age 40, has been our Vice-President of Marketing since June 24, 1999. Mr. Wiedder founded and served as CEO of Online Expo, an Internet exposition and conference produced in Los Angeles, San Francisco and New York. Mr.
Wiedder has been involved in the Internet marketing industry since 1994.

John Thompson, age 41, has been our Vice-President of Game Content and Development since May 14, 1999. Mr. Thompson created and developed the
SportsPrize Tournament game. Mr. Thompson spent 14 years as an oddsmaker and sports analyst with the British Columbia Lottery Corporation. Mr. Thompson was a Vice-President of SportsPrize Inc. prior to the Share Exchange.

Skye Cove, age 23, has been our Vice-President of Technology since May 14, 1999. Since 1994, Mr. Cove has been a computer programming consultant and an employee of Olson Cove Consulting. Mr. Cove was a Vice-President of SportsPrize Inc. prior to the Share Exchange.

David Bissett, age 45, has been our Corporate Secretary since May 14, 1999. Since 1988, Mr. Bissett has been a partner of the law firm Scott, Bissett, of Vancouver, British Columbia, Canada, that specializes in securities law. He is a past Chair of the Securities Subsection of the British Columbia branch of the
Canadian Bar Association. Mr. Bissett served as Corporate Secretary of SportsPrize Inc. prior to the Share Exchange.

Members of the Board of Directors are elected by our shareholders. Our Board of Directors meets periodically to review significant developments affecting our company and to act on matters requiring Board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself. Our audit committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the adequacy of our accounting, financial and operating controls; to recommend annually to the Board of Directors the selection of the independent auditors; to consider proposals made by the Registrant's independent auditors for consulting work; and to report to the Board of Directors, when so requested, on any accounting or financial matters.

None of our directors or executive officers is a party to any arrangement or understanding with any other person pursuant to which said he was elected as a director or officer.

None of our directors or executive officers has any family relationship with any other officer or director.

None of our officers or directors have been involved in the past five years in any of the following: (1) bankruptcy proceedings; (2) subject to criminal proceedings or convicted of a criminal act; (3) subject to any order, judgment or decree entered by any court limiting in any way his or her involvement in any type of business, securities or banking activities; or (4) subject to any order for violation of federal or state securities laws or commodities laws.

Item 6.   Compensation of Officers and Directors.

As of February 28, 1999, our sole named executive officer was Joseph Ochoa. On April 3, 1999, Joseph Ochoa was replaced by William Turner as our sole named executive officer. On May 14, 1999, William Turner was replaced by Jeffrey Paquin, our President, and a named executive officer until being succeeded by Bruce Cameron on September 16, 1999. Currently, our three highest paid named executive officers are as follows:

     o Bruce Cameron became our President, Chief Financial Officer and Treasurer and a named executive officer on September 16, 1999.

     o Robert Hunziker became our Senior Vice President of Corporate Finance and a named executive officer on August 16, 1999.

     o Michael Wiedder became our Vice President of Marketing and a named executive officer on June 17, 1999.

Subsequent to our fiscal year ended February 28, 1999, through November 30, 1999, we paid the following compensation to the following named executive officers:


                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                           Long Term Compensation
------------------------- ----------------------------------------- -------------------------- ----------
                                    Annual Compensation                      Awards             Payouts
------------------------- --------- --------- ------ -------------- ------------ ------------- ----------
                                                     Other Annual
                                                     Compen-sation  Restricted    Securities
                                                          ($)          Stock      Underlying   LTIP        All Other
Name and                            Salary    Bonus                  Award(s)      Options/    Payouts    Compen-sation
Principal Position         Period     ($)      ($)                      ($)        SARs(#)        ($)         ($)
------------------------- -------- --------   ------  ------------  -----------  ------------  --------   -------------
Jeffrey Paquin,           Eight     90,000(2)  Nil        Nil           Nil         300,000      Nil          Nil
   President(1)           Months
                          Ended
                          11/30/99
------------------------- -------- --------   ------  ------------  -----------  ------------  --------   -------------
Bruce Cameron,

   President, Chief       Eight      43,750    Nil        Nil           Nil         100,000      Nil          Nil
   Financial Officer      Months
   and Treasurer(3)       Ended
                          11/30/99
------------------------- -------- --------   ------  ------------  -----------  ------------  --------   -------------
Robert Hunziker,
   Senior Vice            Eight      38,333    Nil        Nil           Nil         100,000      Nil          Nil
   President of           Months
   Corporate Finance(4)   Ended
                          11/30/99
------------------------- -------- --------   ------  ------------  -----------  ------------  --------   -------------
Michael Wiedder,
   Vice President of      Eight      68,750    Nil        Nil           Nil          50,000      Nil          Nil
   Marketing(5)           Months
                          Ended
                          11/30/99
------------------------- -------- --------   ------  ------------  -----------  ------------  --------   -------------

(1) Mr. Paquin was replaced by Bruce Cameron as our President, effective September 16, 1999, and currently serves us as a Director and a consultant.
(2) Includes $45,000 paid to Mr. Paquin as severance pay upon his replacement on September 16, 1999.
(3) Bruce Cameron became our President, Chief Financial Officer and Treasurer and a named executive officer on September 16, 1999.
(4) Robert Hunziker became our Senior Vice President of Corporate Finance and a named executive officer on August 16, 1999.
(5) Michael Wiedder became our Vice President of Marketing and a named executive officer on June 17, 1999.

The following table contains information concerning compensation paid to our named executive officers during the fiscal year ended February 28, 1999.


 SUMMARY COMPENSATION TABLE
 --------------------------

                                Annual Compensation             Long-Term Compensation
                                -----------------------------------------------------------------------
                                                                Awards                     Pay-outs
                                                                ---------------------------------------
                                                   Other                      Securities    LTIP
                                                   Annual       Restricted    Under-lying   Payouts     All Other
                                                   Compen-       Stock         Options/                 Compen-
 Name and                       Salary   Bonus     sation       Award(s)        SARs (#)                 sation
 Principal Position    Year      ($)      ($)       ($)         ($)                                       ($)
 -------------------------------------------------------------------------------------------------------------------

 Jeffrey Paquin        1999     $6,375   Nil       Nil                         Nil                      Nil
 -------------------------------------------------------------------------------------------------------------------


Stock Options

During our most recently completed fiscal year ended February 28, 1999, we granted options to acquire 300,000 common shares to Jeffrey Paquin, our sole named executive officer and no long-term incentive plan awards were made to a named executive officer. No share purchase options were outstanding during the fiscal year ended February 28, 1999. We do not have a defined benefit or actuarial plan. We have adopted a stock option plan. See "Description of 1999 Stock Option Plan."

The following table contains information concerning options granted paid to our named executive officers during the fiscal year ended February 28, 1999.


                                      OPTION/SAR GRANTS IN LAST FINANCIAL YEAR
                                      ----------------------------------------
 Individual Grants
 -----------------

 Name                      Number of     % of Total
                           Securities   Options/SARs     Exercise or
                           Underlying    Granted to      Base Price       Expiration            Grant Date
                          Options/SARs  Employees in       ($/Sh)            Date             Present Value($)
                            Granted      Fiscal Year
 ======================== ============= ============== ================ =============== ============================
 Jeffrey Paquin           300,000       44.4%          $0.25/share      May 14, 2004           $ 21,000(1)
 ======================== ============= ============== ================ =============== ============================

(1) The fair market value of the option grant estimated at the grant date using the Black Scholes option-pricing model for the period from March 6, 1998 (inception) to August 31, 1999, assuming a risk-free interest rate ranging from 5.27% to 5.6%, volatility of 30%, zero dividend yield, and an expected life of 2 to 3 years. The fair market value of the shares underlying the options on the date of grant was $0.25, based on the price similar shares issued in conjunction with a private placement completed during the same period.


There were no share purchase options exercised by our officers, directors and employees during the fiscal year ended February 28, 1999.

There were no long-term incentive plans granted to our officers, directors and employees during the fiscal year ended February 28, 1999.

Description of 1999 Stock Option Plan

We adopted a stock option plan and authorized the issuance of up to 3,000,000 shares of our common stock as incentive stock options to our current and future key employees and consultants on June 21, 1999. The Board of Directors approved an amendment to the plan to increase the number of shares issuable under the plan to 6,000,000, and our shareholders ratified the plan and approved the amendments at our annual shareholders meeting held on October 6, 1999. As of November 30, 1999, we granted options to acquire 3,005,000 common shares. The following is a summary of the principal features of the 1999 Plan.

Under the amended stock option plan, the total number of shares of common stock reserved for issuance 6,000,000 shares of our common stock, which may be Incentive Stock Options within the meaning of Section 422 of the Internal
Revenue Code of 1986, as amended, or nonqualified stock options. If any outstanding option expires or is terminated for any reason, the shares of common stock allocable to the unexercised portion of that option may again be subject to an option to the same optionee or to a different person eligible under the 1999 Plan.

The option grant program is administered by the Board of Directors or a committee of two or more members of the Board. Plan administrators have sole authority to prescribe the form, content and status of options to be granted, select the eligible recipients, determine the timing of option grants, determine the number of shares subject to each grant, the exercise price, vesting schedule, and term for which any option will remain outstanding, provided, however, that the exercise price for any ISOs granted may not be less than the fair market value per share of the common stock at the date of grant. The Board of Directors has the authority to determine the terms and restrictions on all restricted option awards granted under the 1999 Plan, and in general, to construe and interpret any provision of the 1999 Plan.

The exercise price for outstanding option grants under the 1999 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date, having shares withheld from the amount of shares of common stock to be received by the optionee, by delivery of an irrevocable subscription agreement obligating the optionee to take and pay for the shares of common stock to be purchased within one year of the date of such exercise, through a same-day cashless exercise program or a reduction in the amount of any liability on our behalf to the optionee, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

Under the 1999 Plan, no stock option can be granted for a period longer than ten years or for a period longer than five years for ISOs granted to optionees possessing more than 10% of the total combined voting power of all of our classes of stock. Unless extended by the Plan administrators until a date not later than the expiration date of the option, the right to exercise an option terminates 90 days after the termination of an optionee's employment, contractual or director relationship with SportsPrize Entertainment Inc. If the optionee dies or is disabled, the option will remain exercisable for a period of one year after the termination of employment or relationship with us.

Pursuant to our statutory share exchange with SportsPrize Inc., we agreed to issue options to acquire 805,000 shares of our common stock to the option holders of SportsPrize Inc., of which 300,000 options were granted to Jeffrey Paquin, a named executive officer.

Compensation of Directors

Our Directors do not receive any salary for their services as directors or members of committees of the Board of Directors, but by resolution of the Board, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Directors may also serve our company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

During our most recently completed fiscal year ended February 28, 1999, no director of the registrant was compensated for any service as a director. There is currently no arrangement or agreement to compensate any directors for their service as a director.

We granted to Abe Carmel options to acquire 125,000 shares of our common stock as an incentive to become a director of our company. These options are exercisable at $0.75 per share.

Executive Officer Agreements

We entered into the following agreements with our named executive officers:

We entered into an agreement with Bruce Cameron, as our President, Chief Financial Officer and Treasurer, dated September 16, 1999. Under the terms of the agreement, we agreed to pay Mr. Cameron compensation in the amount of $14,583.33 per month during the two year term of the agreement, beginning September 16, 1999, subject to a minimum increase of 15% on September 1, 2000 and annually thereafter for any additional period for which the agreement is renewed. We also granted Mr. Cameron options exercisable to acquire up to 600,000 shares of our common stock, exercisable as follows: 200,000 at $0.50 per share, 200,000 at $1.00 per share and 200,000 at $2.00 per share. Of the options exercisable at $0.50 per share, 25,000 vested immediately upon execution of the agreement, and the balance vests pro rata over the following seven months at 25,000 per month. The options exercisable at $1.00 per share vest pro rata in the amount of 25,000 shares per month, beginning eight months from September 16, 1999. The options exercisable at $2.00 per share vest pro rata in the amount of 25,000 shares per month, beginning sixteen months from September 16, 1999.

We entered into an agreement with Robert Hunziker, a Director and our Senior Vice President of Corporate Finance, dated August 15, 1999. Under the terms of the agreement, we agreed to pay Mr. Hunziker compensation in the amount of $10,000 per month during the six month term of the agreement, beginning August 16, 1999. We also granted Mr. Hunziker options exercisable to acquire up to 400,000 shares of our common stock, exercisable as follows: 200,000 at $0.50 per share and 200,000 at $2.00 per share. Of the options exercisable at $0.50 per share, 100,000 vested immediately upon execution of the agreement and 100,000 vest in the event that our trading price closes at a price equal to or greater than $7.00 per share or in the event that we complete a financing in excess of $10,000,000. If 100,000 of the options exercisable at $0.50 per share vest as a result of our trading price closing at a price equal to or greater than $7.00 per share, then, of the options exercisable at $2.00 per share, 50,000 vest immediately and 150,000 vest in the event we complete a financing in excess of $10,000,000. If 100,000 of the options exercisable at $0.50 per share vest as a result of us completing a financing in excess of $10,000,000, then, of the options exercisable at $2.00 per share, 50,000 vest immediately and 150,000 vest in the event that our trading price closes at a price equal to or greater than $7.00 per share.

We entered into an agreement with Michael Wiedder, our Vice President of Marketing, dated June 17, 1999, as amended August 30, 1999. Under the terms of the agreement, we agreed to pay Mr. Wiedder compensation in the amount of $12,500 per month during the six month term of the agreement. We also agreed to grant Mr. Wiedder options exercisable to acquire 100,000 shares of our common stock for $0.50 per share, 50,000 vesting pro rata over six months at 8,333 per month and 50,000 vesting at the end of six months, provided that 50,000 of such options shall be cancelled in the event that Mr. Wiedder does not agree to extend the term of the agreement for an additional one year period. Mr. Wiedder agreed to assist us in developing marketing strategies and developing strategic relationships related to the development of our SportsPrize Web site and our business. We also agreed to grant Mr. Wiedder options to acquire an additional 300,000 shares of our common stock at $4.00 per share, vesting over an eighteen month period, in the event that we agree to renew the contract for an additional one year period.

Item 7.   Certain Relationships and Related Transactions.

Transactions with Management and Others

Except for (a) the ownership of our securities and (b) the compensation described herein, none of our directors, executive officers, holders of ten percent of our outstanding shares of common stock, or any associate or affiliate of such person, have, to our knowledge, had a material interest, direct or indirect, during the year ended February 28, 1999 and the six month period ended August 31, 1999, or in any proposed transaction which may materially affect us.

David Bissett is our Corporate Secretary. Mr. Bissett is also a partner at Scott, Bissett, which is our Canadian counsel. Scott, Bissett is a Canadian law firm, which provides legal services in the areas of general corporate and securities law. At August 31, 1999, we paid Scott, Bissett legal fees in the total amount of $69,856.

We have employment agreements with Bruce Cameron and Robert Hunziker. See "Compensation of Officers and Directors Executive Officer Agreements."

Under the terms of the statutory share exchange, certain shareholders of SportsPrize Inc., namely Jeffrey Paquin, Randy Daggitt, James Brown, Michael Slater, Anthony Vecchio and Gang Consulting Inc., entered into an escrow agreement dated for reference May 7, 1999. See "Our Acquisition of SportsPrize Inc. - Agreement Among Certain SportsPrize Inc.
Shareholders." These shareholders agreed:

     o To place 2,530,150 of their shares into escrow for a period of up to one year; and

     o To convey the escrowed shares to key personnel which we hire in the future as compensation or signing bonuses; and that if the escrowed shares are not conveyed as compensation or signing bonuses, the escrowed shares would be released pro rata: 50% to the shareholders, as a group, and 50% to Sonora.

As a result of our share exchange with SportsPrize Inc., the following officers and directors of our company received shares of our common stock:

     ------------------------------------------------------------------------------------------------
                                                     Number of Shares        Deemed Value of Shares
           Name and Principal Position                   Received                   Received
     ------------------------------------------------------------------------------------------------
     Jeffrey Paquin, Director                          1,033,740(1)           $0.01/per share (2)

     Donald MacKay, Senior Vice President                 258,435             $0.25/per share (3)
        and Controller

     John Thompson,                                       633,015              $0.25/per share(3)
        Vice-President of Game Content and
        Development

     Skye Cove,                                           258,434              $0.25/per share(3)
        Vice-President of Technology
     ------------------------------------------------------------------------------------------------

(1) Of which 433,740 shares are held in escrow pursuant to an Escrow Agreement dated May 7, 1999.
(2) The deemed value of such shares is based on the fair market value of the shares on the date such shares were acquired by the shareholders. Mr. Paquin acquired his shares as founder's shares for $0.01.
(3) The deemed value of such shares is based on the fair market value on the date of issuance, which is based on the price of similar shares issued in conjunction with a private placement completed during the same period. These shares were issued as consideration for services at $0.25.


As a result of our share exchange with SportsPrize Inc., we agreed to grant the following officers and directors of our company options exercisable to acquire shares of our common stock:

     ----------------------------------------------------------------------------------------------
         Name and Principal Position             Number of       Exercise      Market Value of
                                                   Shares         Price      Common Shares on the
                                                 Underlying                     Date of Grant
                                                  Options
     ----------------------------------------------------------------------------------------------
     Jeffrey Paquin, Director                     300,000         $0.25      $0.25/per share (1)

     Donald MacKay, Senior Vice                   100,000         $0.25      $0.25/per share (1)
        President and Controller

     John Thompson,                               175,000         $0.25      $0.25/per share (1)
        Vice-President of Game Content
        and Development

     Skye Cove,                                   100,000         $0.25      $0.25/per share (1)
        Vice-President of Technology
     ----------------------------------------------------------------------------------------------

(1) The fair value of such shares is based on the price of similar shares issued in conjunction with a private placement completed during the same period.

As a result of our share exchange, we assumed from SportsPrize Inc. a marketing consulting agreement with Interactive Marketing Inc. dated as of May 6, 1999. Alan Gerson, a director and the Chairman of the Board of our company, is the President of Interactive Marketing Inc. Interactive Marketing Inc. provides us with overall strategic and tactical marketing and operational strategy consulting services. See "Interactive Marketing Inc. - Marketing Consulting Agreement."

We believe that the terms of all of these agreements are no less fair to us than contracts that would have been negotiated with unrelated parties at arms' length.

Indebtedness of Management

Since the beginning of our last fiscal year, none of the following persons have been indebted to us or our subsidiary in an amount in excess of $60,000: (i) director or executive officer, (ii) nominee for election as a director, (iii) member of the immediate family of a person specified in (i) or (ii), (iv) corporation or organization other than us or our majority owned subsidiary of which any of the persons specified in (i) or (ii) is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (v) any trust or other estate in which any of the persons specified in (i) or (ii) has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity.

Item 8.   Legal Proceedings.

To the best of our knowledge, we are not subject to any active or pending legal proceedings or claims against us or any of our properties. However, from time to time, we may become subject to claims and litigation generally associated with any business venture.

Item 9. Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters.

Our common stock is approved for trading on the OTCBB under the symbol "JOCK". The following table sets forth, for the periods indicated, the range of the high and low bid quotations as reported by NASD. There were no trades of our securities on the OTCBB during the first quarter of 1999 prior to May 12, 1999.

The bid quotations set forth below, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:

OTCBB

1999                             High                Low                 Volume
----                             ----                ---                 ------
First Fiscal Quarter            $9.1875            $5.7500              836,600

Second Fiscal Quarter           $5.9375            $2.8750            9,213,700

Third Fiscal Quarter            $4.00              $1.6250            2,909,400

On November 29, 1999, the last reported sales price of our common stock, as reported by the NASD, was $1.78125 per share.

As of November 30, 1999, there were 103 registered holders of record of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

Item 10.  Recent Sales of Unregistered Securities.

In 1995, we initially issued 9,000,000 shares of common stock at $0.001 per share for legal services and services rendered to the Registrant in connection with the forming, organizing and developing of the business plan, valued at $9,000. The issuance of these shares was exempt from registration under the provisions of Section 4(2) of the Securities Act, as amended.

In 1997, we issued 2,564,000 shares of our common stock for $0.01 per share to raise $26,640. This offering was made to 42 subscribers, 21 of which were resident in Nevada and 21 were outside the United States. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act. No fees or commissions were paid in connection with the transaction.

In April 1999, as part of a capital reorganization, we issued 5,000,000 shares of our common stock at a deemed value of $0.01 per share, and we redeemed 9,000,000 shares of our common stock held by two shareholders, at a deemed value of $0.001 per share. The share issuance was made to 11 subscribers, including Dreamweaver Investments Ltd., Lamplighter Investments Ltd., Cronwall Investments Inc., Anchor Cove Investments Inc., Spirit Investments Ltd., Strathburn Investments Inc., Aero Atlantic Ltd., Swordfish Capital, Castaway Holdings, Dynamic Investments Ltd. and BCLM Investment Corporation, all of which were resident outside the United States. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act. No fees or commissions were paid in connection with the transaction.

In May 1999, we issued 9,999,709 shares of our common stock at a deemed price of $0.01 per share pursuant to a statutory share exchange whereby we acquired all of the issued and outstanding shares of SportsPrize Inc., our wholly owned subsidiary, by exchanging 1.7229 shares of our common stock for each share of common stock of SportsPrize Inc. The share exchange was effected pursuant to a statutory share exchange under the laws of Nevada. The sale was exempt from registration in reliance upon Section 4(2), Rule 506 under Regulation D and/or Regulation S promulgated under the Securities Act. No fees or commissions were paid in connection with the transaction.

In May 1999, we issued 1,666,665 shares of our common stock at $1.50 per share to raise $2,500,000. This offering was made to three subscribers, Lamplighter Investments Ltd., Strathburn Investments Inc., and Aero Atlantic Ltd., each outside the United States. The offering was not underwritten. The sale was exempt from registration under Regulation S promulgated under the Securities Act. No placement agent was retained in connection with the offering. A finder's fee was paid in cash to Sonora Capital in the amount equal to 2.8% of the gross proceeds.

In July 1999, we issued 250,000 shares of our common stock at $4.00 per share to raise $1,000,000. This offering was made to three subscribers, Lamplighter Investments Ltd., Strathburn Investments Inc., and Aero Atlantic Ltd., each outside the United States. The offering was not underwritten. This sale was exempt from registration under Regulation S promulgated under the Securities Act. A finder's fee was paid to Sonora in cash in the amount equal to 2.8% of the gross proceeds. This offering was the first of three offerings to be completed as part of our Share Exchange Agreement with SportsPrize Inc.

Item 11.  Descriptions of Registrant's Securities to be Registered.

Our authorized share capital consists of 100,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share. At September 30, 1999, there were 19,480,374 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. An additional 3,005,000 shares of common stock have been allotted and reserved for issuance pursuant to outstanding options to purchase shares as of November 30, 1999.

Holders of common stock are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the Board of Directors; (ii) to share ratably in all of our assets available for distribution upon our liquidation or winding up; and (iii) to one vote for each share held of record on each matter submitted to a vote of shareholders. The common stock does not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the common stock and they are not liable to further calls or to assessment by us.

There are no restrictions on the repurchase or redemption of common stock by us provided that we are not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.

We are limited in our ability to pay dividends on our common stock by limitations under Nevada General Corporation Law if (i) we would be unable to pay our debts as they become due in the ordinary course of business or (ii) we would be insolvent, meaning total liabilities plus the amount require to satisfy preferential shareholder rights on liquidation exceed total assets, after making such distribution. We currently have no intention of paying dividends on our common stock.

The preferred stock may contain special preferences as determined by our Board of Directors, including, but not limited to, the bearing of interest and convertibility into shares of common stock.

Item 12.  Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws require us to indemnify to the fullest extent permitted by Nevada law, each person that we have the power to indemnify.

Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Nevada law for unlawful payment of dividends, or unlawful stock purchases or redemptions or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors or our stockholders to the fullest extent permitted by Nevada law.

Item 13.  Financial Statements and Supplementary Data.

Not Applicable.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15.  Financial Statements and Exhibits.

(a)      Financial Statements

The following  financial  statements and related  schedules are included in this
Item:

     Interim Consolidated Financial Statements of SportsPrize Entertainment Inc. (formerly Kodiak Graphics Company) as of June 30, 1999.

     Audited Financial Statements of SportsPrize Inc. (formerly SportsPrize Entertainment Inc., formerly Beagle Ventures Resources Management Inc.) for the year ended February 28, 1999.

(b)      Exhibits


Exhibit
Number         Description
------         -----------

2.1            Articles of Share Exchange

3.1            Articles of Incorporation of Par Golf, Inc.  effective August 25,
               1995

3.2            Articles of Amendment to Par Golf, Inc. effective August 21, 1997

3.3            Articles of Amendment to Kodiak  Graphics  Company  effective May
               21, 1999

3.4            Articles of Amendment to SportsPrize Entertainment Inc. effective
               June, 1999

3.5            Bylaws of Par Golf Inc.

10.1           Form of Stock Option Plan

10.2           Form of Stock Option Agreement

10.3 Agreement and Plan of Share Exchange by and between Kodiak Graphics Company and SportsPrize Entertainment Inc. dated May 7, 1999

10.4 Escrow Agreement by and between Kodiak Graphics Company of the first part, Randy Daggitt, Jeff Paquin, James Brown, Michael Slater, Anthony Vecchio and Gang Consulting Inc. of the second part and Clark, Wilson of the third part, dated May 7, 1999

Exhibit
Number         Description
------         -----------

10.5 Service Agreement by and between SportsPrize Inc. (formerly SportsPrize Entertainment Inc.) and Jeffrey D. Paquin, dated March 1, 1999

10.6 Service Agreement by and between SportsPrize Inc. (formerly SportsPrize Entertainment Inc.) and John Thompson, dated March 1, 1999

10.7 Service Agreement by and between SportsPrize Inc. (formerly SportsPrize Entertainment Inc.) and Donald MacKay, dated March 1, 1999

10.8           Service Agreement by and between  SportsPrize  Entertainment Inc.
               and Olson Cove Consulting, dated March 1, 1999

10.9 Contract by and between SportsPrize Inc. and Quad-Linq Software Inc., dated February 18, 1999 and Addendum thereto dated May 12, 1999

10.10 Acquisition Agreement by and between SportsPrize Inc. and Justin Tighm Innovative Games Inc., dated March 1, 1999 and Addendum thereto dated May 21, 1999

10.11          Marketing   Consulting   Agreement  by  and  between  Interactive
               Marketing Inc. and SportsPrize Entertainment Inc., dated May 6, 1999

10.12 Agreement by and between Kaleidoscope Sports & Entertainment, LLC and SportsPrize Entertainment Inc., dated May 1, 1999

10.13 Assignment and Assumption Agreement by and between Kaleidoscope Sports & Entertainment, LLC and SportsPrize Entertainment Inc. effective as of May 14, 1999

10.14 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Lamplighter Investments Ltd., dated May 6, 1999

10.15 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Strathburn Investments Inc., dated May 6, 1999

10.16 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Lamplighter Investments Ltd., dated July 15, 1999

Exhibit
Number         Description
------         -----------

10.17 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Strathburn Investments Inc., dated July 15, 1999

10.18 Data and Service Agreement by and between Las Vegas Sports Consultants, Inc. (dba DBC Sports) and SportsPrize Entertainment Inc., dated May 26, 1999

10.19 Agreement and Contract for Services by and between SportsPrize Entertainment Inc. and Michael Wiedder, dated June 17, 1999

10.20 Agreement and Contract for Services by and between SportsPrize Entertainment Inc. and Ronald Sheridan, dated July 1, 1999

10.21          Letter Agreement by and between  Intershop  Communications,  Inc.
               and SportsPrize Entertainment Inc., dated June 29, 1999

10.22 Master Service Agreement by and between Frontier Global Center and SportsPrize Entertainment Inc., dated July 22, 1999

10.23 Letter Agreement by and between Kodiak Graphics Company and Sonora Capital Corp., dated May 7, 1999

10.24          Investor   Relations   Agreement   by  and  between   SportsPrize
               Entertainment Inc. and Sonora Capital Corp., dated May 21, 1999

10.25          Letter Agreement by and between  SportsPrize  Entertainment  Inc.
               and FOCUS Partners LLC, dated July 27, 1999

10.26 Internet Distribution and Marketing Agreement by and between SportsPrize Entertainment Inc. and Dreams Products, Inc., dated August 6, 1999

10.27          Executive   Employment   Agreement  by  and  between  SportsPrize
               Entertainment Inc. and Bruce R. Cameron, dated September 16, 1999

10.28          Executive   Employment   Agreement  by  and  between  SportsPrize
               Entertainment Inc. and Robert Hunziker, dated August 15, 1999

Exhibit
Number         Description
------         -----------

10.29 Addendum to Agreement and Contract for Services by and between SportsPrize Entertainment Inc. and Michael Wiedder, dated August 30, 1999

10.30          Proposal Agreement by and between SportsPrize  Entertainment Inc.
               and ShopSports.com, dated September 17, 1999

10.31 Lease Agreement by and between eOfficeSuites Inc. and SportsPrize Entertainment Inc., dated September 27, 1999

10.32          Amendment to Assignment and  Assumption  Agreement by and between
               Kaleidoscope  Sports  and  Entertainment,   LLC  and  SportsPrize
               Entertainment Inc., dated September 10, 1999

10.33 Agreement by and between Tridian Design and Development and SportsPrize Entertainment Inc., dated August 2, 1999

10.34          Form of Confidentiality Agreement

21.1           List of Subsidiaries of the Registrant

27.1           Financial Data Schedule

                         SportsPrize Entertainment Inc.
                     (formerly Kodiak Graphics Corporation)
                          A DEVELOPMENT STAGE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                     as of


                                                                           August 31,                      February 28,
                                                                             1999                              1999
                                                                          (Unaudited)                       (Audited)
                                                                        ----------------                  --------------
ASSETS

Current Assets
   Cash and cash equivalents                                            $   2,359,550                     $    34,345
   Accrued interest receivable                                                 10,544                               -
   Portfolio investments (Note 3)                                              12,966                          26,350
   Prepaid expenses                                                            43,497                           9,113
                                                                        ----------------                  --------------
                                                                            2,426,557                          69,808
                                                                        ----------------                  --------------
Equipment and Software
   Software development costs                                                 228,742                               -
   Internet equipment                                                         124,001                               -
   Office computers and  equipment                                             14,839                           3,649
   Less:  accumulated depreciation and amortization                            (1,548)                           (730)
                                                                        ----------------                  --------------
                                                                              366,034                           2,919
                                                                        ----------------                  --------------
Other
   Organization costs, net                                                     11,558                          13,475
   Deposit                                                                          -                          17,000
                                                                        ----------------                  --------------
                                                                               11,558                          30,475
                                                                        ----------------                  --------------
   Total assets                                                         $   2,804,149                     $   103,202
                                                                        ================                  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                                                     $       8,689                     $     2,847
   Accrued liabilities                                                         79,452                             484
                                                                        ----------------                  --------------
                                                                               88,141                           3,331
                                                                        ----------------                  --------------
Stockholders'  Equity
   Common stock - $0.001 par value
     authorized 100,000,000 shares;
     19,480,374 issued and outstanding                                         19,480                           4,424
   Preferred stock - $0.001 par value
     authorized 5,000,000 shares;
     none issued and outstanding                                                    -                               -
   Additional paid - in capital                                             5,861,807                         239,571
   Contributed capital                                                        596,000                               -
   Deferred compensation                                                     (251,698)                              -
   Deficit accumulated during the development stage                        (3,509,581)                       (144,124)
                                                                        ----------------                  --------------
                                                                            2,716,008                          99,871
                                                                        ----------------                  --------------
                                                                        $   2,804,149                     $   103,202
                                                                        ================                  ==============

             The accompanying Notes to Financial Statements are an
                  integral part of these financial statements

                         SportsPrize Entertainment Inc.
                     (formerly Kodiak Graphics Corporation)

                           A DEVELOPMENT STAGE COMPANY

                         CONSOLIDATED STATEMENTS OF LOSS

                              for the periods ended



                                                         Period                          August 31,                 February 28,
                                                      from Inception                       1999                         1999
                                                      (March 6, 1998)                   (6 months)                   (12 months)
                                                    to August 31, 1999                  (Unaudited)                   (Audited)
                                                   --------------------              -----------------            ----------------
Revenue                                             $           -                     $           -                $          -
                                                   --------------------              -----------------            ----------------
Operating expenses
  General and administrative                            3,356,968                        3,293,632                       63,336
  Research and development                                 99,159                           99,149                            -
  Depreciation and amortization                             7,369                            3,939                        3,430
                                                   --------------------              -----------------            ----------------
                                                        3,463,486                        3,396,720                       66,766
                                                   --------------------              -----------------            ----------------
Operating loss                                         (3,463,486)                      (3,396,720)                     (66,766)

Other income (expense)
  Foreign exchange                                         (2,486)                          (3,764)                       1,278
  Interest income                                          27,554                           27,522                           32
  Interest expense                                           (395)                                                         (395)
  (Loss) gain on sale of investments                      (63,949)                           7,506                      (71,455)
                                                   --------------------              -----------------            ----------------

Loss before discontinued operations                    (3,502,762)                      (3,356,456)                    (137,306)

Discontinued operations                                    (6,819)                               -                       (6,819)

                                                   --------------------              -----------------            ----------------
Net loss for the period                             $  (3,509,581)                    $ (3,356,456)                $   (144,125)
                                                   ====================              =================            ================


Weighted average shares outstanding                                                     15,321,978                    3,515,244
                                                                                     =================            ================
Net loss per share                                                                    $      (0.22)                $      (0.04)
                                                                                     =================            ================





             The accompanying Notes to Financial Statements are an
                  integral part of these financial statements.

                         SportsPrize Entertainment Inc.
                     (formerly Kodiak Graphics Corporation)

                           A DEVELOPMENT STAGE COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

        for the period from inception (March 6, 1998) to August 31, 1999

        (data for periods subsequent to February 28, 1999 is unaudited)


                                                                        Additional    Common
                                                  Common      Stock      Paid - in     Stock       Deferred
                                 Date(s)          Stock       Amount      Capital    Subscribed   Compensation   Deficit      Total
                              --------------   ----------   ----------  -----------  ----------  ----------  -----------  ----------
Balance - March 6, 1998                                 -   $       -   $        -    $      -   $       -      $     -    $      -

Issuance of common stock
 for cash                     March 1998 -      7,622,110       7,622      236,374                                          243,996
                              February 1999

Net loss for the period                                                                                        (144,125)   (144,125)

                                               ----------   ----------  -----------  ----------  ----------  -----------  ----------
Balance - February 28, 1999                     7,622,110       7,622      236,374           0           0     (144,125)     99,871
                                               ----------   ----------  -----------  ----------  ----------  -----------  ----------


Issuance of common stock      March  -
 for cash                     April 1999          913,134         913      157,811                                          158,724

Less: share issuance costs    March  -
                              April 1999                                   (26,187)                                         (26,187)

Issuance of common stock
 for compensation (Note 5)    March 1, 1999     1,464,465       1,465      211,035                                          212,500

                                               ----------   ----------  -----------  ----------  ----------  -----------  ----------

Common stock issued in
 reverse merger                                 9,999,709      10,000      579,033           0           0     (144,125)    444,908

Issuance of common stock
 for compensation (Note 5)    May 6, 1999                                              596,000                              596,000

Common stock
 before merger                May 14, 1999      7,564,000       7,564       (7,564)                                               -

Issuance of common stock
 for cash                     May 14, 1999      1,666,665       1,666    2,498,332                                        2,499,998

Less: share issuance costs    May 14, 1999                                 (70,000)                                         (70,000)

Issuance of common stock
 for cash                     July 27, 1999       250,000         250      999,750                                        1,000,000


Less: share issuance costs    July 27, 1999                                (28,000)                                         (28,000)

Compensation expense
 for stock options                                                       1,890,256                (251,698)               1,638,558

Net loss for the period                                                                                      (3,365,456) (3,365,456)
                                               ----------   ----------  -----------  ----------  ----------  -----------  ----------
Balance - August  31, 1999                     19,480,374   $  19,480   $5,861,807    $596,000   $(251,698)  $(3,509,581) 2,716,008
                                               ==========   ==========  ===========  ==========  ==========  ============ ==========




             The accompanying Notes to Financial Statements are an
                  integral part of these financial statements.

                         SportsPrize Entertainment Inc.
                     (formerly Kodiak Graphics Corporation)

                           A DEVELOPMENT STAGE COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                              for the periods ended

                                   (Unaudited)

                                                                 Period
                                                               from Inception              August 31,              February 28,
                                                               (March 6, 1998)                 1999                    1999
                                                             to August 31, 1999            (Unaudited)               (Audited)
                                                             -------------------        ----------------          ---------------
Cash flows from operating activities:
   Net loss                                                   $    (3,509,581)          $   (3,365,456)           $    (144,125)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                                      7,369                    3,939                    3,430
     Loss ( gain ) on sale of investments                              63,949                   (7,506)                  71,455
     Issuance of common stock for compensation                        808,500                  808,500                        -
     Compensation expense for stock options                         1,638,558                1,638,558                        -
     Foreign exchange                                                   2,486                    3,764                   (1,278)
   Change in operating assets and liabilities:
     Accrued interest receivable                                      (10,544)                 (10,544)                       -
     Prepaid expenses                                                 (43,497)                 (34,384)                  (9,113)
     Accounts payable                                                   8,689                    5,842                    2,847
     Accrued liabilities                                               79,452                   78,968                      484
                                                             -------------------        ----------------          ---------------

       Net cash used in continuing operations                        (954,619)                (878,319)                 (76,300)

       Net cash used by discontinued operations                        (6,819)                       -                   (6,819)
                                                             -------------------        ----------------          ---------------

       Net cash used in operating activities                         (961,438)                (878,319)                 (83,119)

Cash flows from investing activities:
   Proceeds from sale of investments                                  218,307                   60,513                  157,794
   Purchases of portfolio investments                                (290,207)                 (47,129)                (243,078)
   Software development costs                                        (228,742)                (228,742)                       -
   Purchases of equipment                                            (138,840)                (135,191)                  (3,649)
   Deposit                                                                  -                   17,000                  (17,000)
   Organization costs                                                 (13,637)                   2,538                  (16,175)
                                                             -------------------        ----------------          ---------------
       Net cash used in investing activities                         (453,119)                (331,011)                (122,108)
                                                             -------------------        ----------------          ---------------

Cash flows from financing activities:
   Proceeds from issuance of common stock                           3,924,481                3,658,722                  265,759
   Share issuance costs                                              (150,374)                (124,187)                 (26,187)
                                                             -------------------        ----------------          ---------------

       Net cash provided by financing activities                    3,774,107                3,534,535                  239,572
                                                             -------------------        ----------------          ---------------
Net change in cash and cash equivalents                       $     2,359,550                2,325,205                   34,345
                                                             ===================
Cash and cash equivalents at beginning of period                                                     -                        -

                                                                                        ----------------          ---------------
Cash and cash equivalents at end of period                                              $    2,359,550            $      34,345
                                                                                        ================          ===============


Supplemental disclosure of cash flow information:
Cash paid during the period for interest                      $           395           $            -            $         395

Non cash investing and financing activities;
   Issuance of common stock for compensation                  $       808,500           $      808,500            $           -
   Compensation expense for stock options                     $     1,638,558           $    1,638,558            $           -



             The accompanying Notes to Financial Statements are an
                  integral part of these mfinancial statements.

                         SportsPrize Entertainment Inc.
                      (formerly Kodak Graphics Corporation)

                          Notes to Financial Statements
                              as of August 31, 1999
         (data for periods subsequent to February 28, 1999 is unaudited)

1.   Presentation of Interim Consolidated Financial Information

     The accompanying unaudited interim consolidated financial statements have been prepared by SportsPrize Entertainment Inc., and its subsidiary, SportsPrize Inc., in conformity with generally accepted accounting principles for interim financial information and with the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. The unaudited interim consolidated financial statements reflect all normal, recurring adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year.

     Comparative results for the period from inception to August 31, 1998 are not presented as no significant transactions occurred.

2.   Significant Accounting Policies

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the year. Actual results could differ from these estimates.

     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

     Accounting For Stock Options

     In  October  1995,  the  FASB  issued  Statement  of  Financial  Accounting
     Standards No. 123, Accounting for Stock - Based Compensation ("SFAS No. 123"), which requires entities to calculate the fair value of stock awards granted to employees. This statement provides entities with the option of either electing to expense the fair value of employee stock - based compensation or continue to recognize compensation expense under previously existing accounting pronounce - ments and provide pro forma disclosures of net income and, if presented, earnings per share, as if the above - referenced fair value method of accounting was used in determining compensation expense. However, pro - forma disclosures are not required for interim statements.

     The Company accounts for stock based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25'). The Company has included the additional disclosures about stock - based employee compensation plans required by SFAS 123 in these interim financial statements.

     Stock options issued to non - employees are recorded at the fair value of the services received or the fair value of the options issued, whichever is more reliably measurable. Compensation is charged to expense over the shorter of the service or vesting period. Unearned amounts are shown as deferred compensation in shareholders' equity.

3.   Portfolio Investments

     All marketable securities were reclassified from the category "Available for Sale" to "Trading Securities". There were no unrealized gains or losses recorded in equity at the reclassification date. Therefore there was no accounting impact on the Statement of Loss. Any unrealized gains and losses are reported in earnings. Realized gains and losses are recorded by using the specific identification method.

                         SportsPrize Entertainment Inc.
                      (formerly Kodak Graphics Corporation)

                          Notes to Financial Statements
                              as of August 31, 1999
         (data for periods subsequent to February 28, 1999 is unaudited)



4.   Recapitalization

     Kodiak Graphics Company, a Nevada Corporation, ("Kodiak Graphics"), entered into a merger agreement to acquire all the outstanding common stock of SportsPrize Inc., a Nevada corporation, in a transaction described for legal purposes as a reverse merger. The merger became effective on May 14, 1999. The surviving entity, Kodiak Graphics, changed its name to SportsPrize Entertainment Inc. The transaction has been treated as a recapitalization of SportsPrize Inc.

     For reporting purposes, the historical information disclosed in the financial statements of SportsPrize Entertainment Inc. are those of SportsPrize Inc., the accounting acquirer. However, the capital structure is that of the legal acquirer, Kodiak Graphics. All shares listed in the Statement of Stockholders' Equity prior to the reverse merger represent those of SportsPrize Inc., and have been converted at the conversion rate described below.

     Immediately prior to the merger, Kodiak Graphics was a non - operating shell with no net assets and 7,564,000 shares of common stock outstanding. As part of the recapitalization, Kodiak Graphics issued an additional 9,999,709 shares in exchange for all of the shares of SportsPrize Inc. ( 5,804,000 ), at a conversion rate of 1.7229 shares of Kodiak Graphics for each share of SportsPrize Inc. Approximately 57 % of the shares outstanding in SportsPrize Entertainment Inc. were held by the former shareholders of SportsPrize Inc. immediately following the transaction.

5.   Stockholders' Equity

     Common Stock

     The Company's Articles of Incorporation authorizes the issuance of up to 100,000,000 shares of Common Stock, $0.001 par value per share, of which 19,480,374 shares were outstanding as of August 31, 1999. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors, from funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are fully paid and non - assessable.

     On March 1, 1999, the Company executed agreements to issue 850,000 shares of common stock to employees and an outside consultant for services. The value of the services was $212,500. The value was based on equivalent shares issued in conjunction with a private placement financing occurring in the same period. The shares were subsequently converted into 1,464,465 shares based on the exchange rate of 1.7229 in connection with the aforementioned reverse merger (Note 4).

     On May 6, 1999, the Company executed a strategic marketing and consulting agreement with Interactive Marketing Inc.("IMI"). IMI is providing overall strategic and tactical marketing as well as operational strategy. As an inducement to enter into the contract, IMI was granted the right to purchase 400,000 common shares for $4,000 or $0.01 per share. The fair market value of the shares was $600,000 at the time of the grant. As of August 31, 1999, IMI has not purchased these shares.

                         SportsPrize Entertainment Inc.
                      (formerly Kodak Graphics Corporation)

                          Notes to Financial Statements
                              as of August 31, 1999
         (data for periods subsequent to February 28, 1999 is unaudited)



6.   Earnings per share

     The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings per share is based on the weighted effect of all common shares issued and outstanding. The following table sets forth the computation of basic and diluted earnings per share for the six months ended August 31, 1999, and the period ended February 28, 1999.

                                                         August 31,1999               February 28, 1999
                                                         --------------               -----------------
     Numerator:
        Numerator for basic and diluted
        earnings  per share - net loss                   ($3,365,456)                    ($144,125)

     Denominator
        Denominator for basic and diluted
        earnings  per share -
        weighted average shares outstanding              15,321,978                      3,515,244


     Options to purchase 2,305,000 shares of common stock ranging from $0.25 - $2.00 a share were outstanding at August 31, 1999. Such options were not included in the computation of diluted earnings per share because they were antidilutive.

7.   Stock Options and Warrants

     The Company established a stock option plan effective June 21, 1999, and amended it October 6, 1999. The plan originally allowed issuance of up to 3,000,000 shares of our common stock as incentive stock options to our current and future key employees and consultants. The amended plan increased the options issuable to 6,000,000. The Plan is administered by the Board of Directors or a committee of two or more members of the Board. The Board of Directors has the authority to determine the terms and restrictions on all options, as well as to construe and interpret any provision of the Plan.

     The options can be granted for periods up to ten years, or five years for ISOs granted to optionees possessing more than 10 % of the total combined voting power of all classes of stock. Unless extended by the Plan administrators, the right to exercise on option terminates 90 days after the termination of an optionee's relationship with the Company. If the optionee dies or becomes disabled, the option will remain exercisable for one year.

     The Company accounts for its stock option plan in f accordance with the provisions of APB Opinion No.25, Accounting for Stock Issued to Employees. Had compensation cost for the stock option plan been determined based on the fair value at the grant date consistent with the method summarized in SFAS No. 123, Accounting for Stock - Based Compensation, the Company's net loss and net loss per share would have been the pro forma amounts indicated below: For the six months ended August 31, 1999

                                                      For the six months ended
                                                           August 31, 1999

      Actual net loss                                 $        (3,365,456)
      Pro forma net loss                              $        (4,299,442)

      Actual net loss                                 $             (0.22)
      Pro forma net loss                              $             (0.28)

     The fair value of each option grant was estimated at the grant date using the Black - Scholes option - pricing model for the period from March 6, 1998 (inception) to August 31, 1999, assuming a risk - free interest rate ranging from 5.27 % to 5.6 %, volatility of 30 %, zero dividend yield, and an expected life of 2 to 3 years.

                         SportsPrize Entertainment Inc.
                      (formerly Kodak Graphics Corporation)

                          Notes to Financial Statements
                              as of August 31, 1999
         (data for periods subsequent to February 28, 1999 is unaudited)



7.   Stock Options and Warrants (continued)

     The Black - Scholes option valuation method was developed for use in estimating the fair value of traded options and warrants which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     A summary of the status of the company's options as of August 31, 1999 and changes during the period from March 6, 1998 (inception) to August 31, 1999 is presented below:

                                                     Exercise Price                  Weighted Average
                                                        Per Share                    Exercise Price                     Shares
                                                   ------------------               -------------------            ----------------

      Granted   Below FMV                             $0.25 - 2.00                       $0.49                         1,500,000
                At FMV                                $0.25                              $0.25                           805,000
                                                                                                                   ----------------
      Total options outstanding at August 31, 1999                                       $0.39                         2,305,000
                                                                                                                   ================
      Total options exercisable at August 31, 1999                                       $0.30                         1,780,000

      Weighted - average fair value of
      options granted during the period                                                  $1.02                         2,305,000


     The following table summarizes information concerning options outstanding at August 31, 1999:

                                                  Total Outstanding                                           Exercisable
                              -------------------------------------------------------------     ------------------------------------
                                                      Weighted
                                                      Average                Weighted                                 Weighted
      Range of                     Number            Remaining               Average                Number             Average
      Exercise prices            of Shares          Life (years)           Exercise Price           of Shares        Exercise Price
      ---------------         ----------------    ------------------    -------------------     ----------------    ----------------
      $0.25                      1,580,000             3.00                    $0.25                1,555,000           $0.25
      $0.50 - $0.75                475,000             3.00                    $0.57                  225,000           $0.64
      $2.00                        250,000             2.00                    $2.00                        -               -

     For the period ended August 31, 1999, total employee compensation expense related to the granting of these stock options was $678,646.

     Non - Employees

     The Company granted options to purchase 905,000 shares of the Company's common stock to non employees during the period ended August 31, 1999 and recognized expense related to these options of $959,913. The total compensation expense was determined by the fair value of the options issued calculated the Black - Scholes model.

                         SportsPrize Entertainment Inc.
                      (formerly Kodak Graphics Corporation)

                          Notes to Financial Statements
                              as of August 31, 1999
         (data for periods subsequent to February 28, 1999 is unaudited)


8.   Contingencies

     All shares in escrow to Quad - Linq and certain individuals have been distributed and recorded at fair market value. These shares were converted at 1.7229 shares of Kodiak Graphics Company for each share of SportsPrize Entertainment Inc. upon the merger of the Companies.

     On May 12, 1999, the Company negotiated an addendum to the original agreement with Quad - Linq Software Inc. Under this addendum, the Company agreed to pay an additional $80,000 to Quad - Linq when the product is completed and ready for testing. At August 31, 1999, $55,000 had been paid in connection with this addendum. The Company will also pay Quad - Linq at their contracted rates, for any additional software development and programming services not related to the product.

     Pursuant to an agreement dated May 6, 1999, with Interactive Marketing, Inc. , who will provide strategic, marketing and other consulting services, the Company committed to the following;

     *    Cash payments totaling $165,000.

     * 15 % royalties on net revenues that Interactive Marketing, Inc. materially participates in developing on behalf of the Company.

     Additional cash payments of $180,000, and the option for IMI to purchase an additional 200,000 common shares may also be due under the extension provisions of this agreement.

     On June 24, 1999, the Company signed a letter agreement with INTERSHOP to utilize INTERSHOP's e - commerce solutions to develop and customize its online storefronts. Pursuant to this agreement,the Company has paid $120,680 in cash 'through August 31, 1999; and has incurred an additional $41,000 payable in cash for this software product.

9.   Subsequent Events

     In September 1999, Mr. Bruce Cameron was elected a director, and appointed President, Chief Financial Officer and Treasurer. In November 1999, Mr.
     Alan Gerson was appointed Chairman of the Board of Directors of the Company. In September 1999, 700,000 options were issued to an executive officer and a consultant to the Company.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                FEBRUARY 28, 1999

                                  AUDIT REPORT

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                                TABLE OF CONTENTS
                                FEBRUARY 28, 1999





                                                                            Page
                                                                            ----
Independent Auditor's Report                                                  2

Financial Statements:

         Balance Sheet                                                        3

         Statement of Loss                                                    4

         Statement of Stockholders' Equity                                    5

         Statement of Cash Flows                                              6

Notes to Financial Statements                                               7-11

                        [Geneyne Hodges, CPA Letterhead]
                               1135 Terminal Way
                                   Sutie 208B
                                 Reno, NV 89502

                              Phone (775) 332-2985
                               Fax (775) 332-2986


                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors and Stockholders
Sportsprize, Inc.
Reno, Nevada



     I have audited the accompanying balance sheet of Sportsprize, Inc., formerly Sportsprize Entertainment, Inc., formerly Beagle Ventures Resources Management, Inc., (a development stage company) as of February 28, 1999 and the related statements of loss, stockholders' equity and cash flows for the period March 6, 1998 (date of inception) to February 28, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sportzprize, Inc., (a development stage company) as of February 28, 1999, and the results of its operations and its cash flows for the period March 6, 1998 (date of inception) to February 28, 1999 in conforming with generally accepted accounting principles.



/s/ Geneyne A.  Hodges
May 25, 1999

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                FEBRUARY 28, 1999

                                     ASSETS

CURRENT ASSETS
         Cash and cash equivalents - (Note 3)                                    $         34,345
         Investments - (Note 1b)                                                           26,350
         Prepaid Expenses                                                                   9,113
                                                                                 ----------------
                                                                                           69,808
                                                                                 ----------------

EQUIPMENT - (Notes 1d & 4)                                                                  2,919
                                                                                 ----------------

OTHER ASSETS
         Deposits - (Note 1e)                                                              17,000
         Organization Costs - (Note 1f)                                                    13,475
                                                                                 ----------------
                                                                                           30,475
                                                                                 ----------------
                                                                                 $        103,202
                                                                                 ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
         Accounts payable                                                        $          2,847
         Accured liabilities                                                                  484
                                                                                 ----------------
                                                                                            3,331
                                                                                 ----------------
STOCKHOLDERS' EQUITY
         Common stock -$0.001 par value
              Authorized 25,000,000 shares;
              4,424,000  shares issued and outstanding                                      4,424
         Additional paid-in capital                                                       239,572
         Deficit accumulated during the development stage                                (144,125)
                                                                                 ----------------

                                                                                           99,871
                                                                                 ----------------
                                                                                 $        103,202
                                                                                 ================

    The accompanying notes are an integral part of this financial statement.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                                STATEMENT OF LOSS
       PERIOD FROM MARCH 6, 1998 (DATE OF INCEPTION) TO FEBRUARY 28, 1999


REVENUES                                                                           $            -0-

OPERATING EXPENSES
         Consulting                                                                          31,164
         Rent                                                                                 6,628
         Legal                                                                                5,887
         Miscellaneous                                                                        5,615
         Telephone                                                                            4,758
         Office                                                                               3,215
         Amortization                                                                         2,700
         Travel                                                                               2,282
         Entertainment                                                                        2,057
         Accounting                                                                           1,730
         Depreciation                                                                           730
                                                                                   ----------------
                                                                                            (66,766)

         Loss from operations                                                               (66,766)
                                                                                   ----------------
OTHER INCOME (EXPENSE)
         Gain on exchange                                                                     1,278
         Interest income                                                                         32
         Interest expense                                                                      (395)
         Loss on sale of investments                                                        (71,455)
                                                                                   ----------------
                                                                                            (70,540)

         Loss before provision for federal income taxes                                    (137,306)

PROVISIONS FOR FEDERAL INCOME TAXES                                                              -0-
         Loss from continuing operations                                                   (137,306)
DISCONTINUED OPERATIONS
         Loss from operations of discontinued division                                       (6,819)
                                                                                   ----------------
NET LOSS                                                                           $       (144,125)
                                                                                   ================
         Per share of common stock
                  Loss from continuing operations                                  $         (.0410)
                  Loss from operations of discontinued operations                            (.0020)
                                                                                   ----------------
                  Net loss                                                         $         (.0430)
                                                                                   ================
         Weighted average shares outstanding                                              3,515,244


    The accompanying notes are an integral part of this financial statement.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY
       PERIOD FROM MARCH 6, 1998 (DATE OF INCEPTION) TO FEBRUARY 28, 1999



                                  COMMON STOCK
                   .001 PAR VALUE 25,000,000 SHARES AUTHORIZED
                     4,424,000 SHARES ISSUED AND OUTSTANDING


                                                                                ADDITIONAL
                                              COMMON            STOCK            PAID-IN
                           DATES              SHARES            AMOUNT           CAPITAL          DEFICIT            TOTAL
                         ---------          ----------        ----------       ------------      ---------         ---------
Balance, March 6, 1998                          -0-         $      -0-          $    -0-         $     -0-         $      -0-

Net loss for the period                         -0-                 -0-              -0-          (144,125)         (144,125)


Issuance of common       March 1998-
stock for cash           February 1999       4,424,000           4,424           239,572             -0-             243,996
                                            ----------        ----------       ------------      ---------         ---------

Balance February 28, 1999                    4,424,000      $    4,424          $ 239,572        $(144,125)        $  99,871
                                            ==========       ===========       ============      =========         =========




    The accompanying notes are an integral part of this financial statement.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
       PERIOD FROM MARCH 6, 1998 (DATE OF INCEPTION) TO FEBRUARY 28, 1999


CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                                         $   (144,125)
   Adjustments to reconcile net loss to net cash used by operating activities:
            Provision for depreciation and amortization                                                    3,430
            Loss on sale of marketable securities                                                         71,455
            Gain on exchange                                                                              (1,278)
            Increases in operating assets and liabilities:
                     Prepaid expenses                                                                     (9,113)
                     Deposits                                                                            (17,000)
                     Organizational costs                                                                (16,175)
                     Accounts payable                                                                      2,847
                     Accrued liabilities                                                                     484
                                                                                                    --------------

            Net cash used by continuing operations                                                      (109,475)

            Net cash used by discontinued operations                                                      (6,819)
                                                                                                    --------------

            Net cash used by operating activities                                                       (116,294)
                                                                                                    --------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of marketable securities                                                           157,794
   Purchases of marketable securities                                                                   (243,078)
   Purchases of equipment                                                                                 (3,649)
                                                                                                    --------------
            Net cash used by investing activities                                                        (88,933)
                                                                                                    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan advances from officer                                                                              15,416
  Loan repayment to officer                                                                              (15,416)
  Proceeds from issuance of common stock (net of financing
  of $26,187)                                                                                            239,572
                                                                                                   ---------------

           Net cash provided by financing activities                                                     239,572
                                                                                                   ---------------
NET INCREASE IN CASH
AND CASH EQUIVALENTS                                                                                      34,345

CASH AND CASH EQUIVALENTS AT
BEGINNING PERIOD                                                                                             -0-
                                                                                                  ----------------
CASH AND CASH EQUIVALENTS AT
END OF PERIOD                                                                                     $       34,345
                                                                                                  ================


    The accompanying notes are an integral part of this financial statement.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
       PERIOD FROM MARCH 6, 1998 (DATE OF INCEPTION) TO FEBRUARY 28, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of Sportsprize, Inc. (formerly Sportsprize Entertainment, Inc., formerly Beagle Ventures Resource Management, Inc. (A Development Stage Company), (the Company) is presented to assist in understanding the Company's financial statements. These accounting procedures conform to generally accepted accounting principles and have been consistently applied in the preparation of financial statements.

     a)   Business Activity

          The Company, formerly known as Beagle Ventures Resources Management, Inc., changed its name to Sportsprize Entertainment, Inc. on February 25, 1999, and subsequently May 13, 1999 changed its name to Sportsprize, Inc.. The Company is currently engaged in the business of promoting and creating a web site that provides the opportunity to play a pool game that the company is developing on the Internet. Previously, the Company was engaged primarily in acquiring the rights to explore and exploit the commercial mineral potential, specifically diamonds, in property located in the Province of Alberta, Canada.

          Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

     b)   Marketable Securities

          The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires securities which are available for sale to be carried at fair value, with changes in fair value recognized as a separate component of stockholders' equity.

          As of February 28, 1999, the fair value of the securities did not materially differ from the cost. Therefore, there were no changes in fair market value to recognize in stockholders' equity for the period then ended. Proceeds from sales of securities available for sale were $157,794. Losses of $71,455 were realized on those sales.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     c)   Accounting Basis for Recording Income

          The books and records of the Company are kept on the accrual basis for financial reporting and income tax purposes.

     d)   Equipment and Depreciation

          Equipment is stated at cost.  Expenditures for maintenance and repairs
          are  expensed  as  incurred   while  renewals  and   betterments   are
          capitalized.

          Depreciation and amortization are provided for in amounts sufficient to relate the costs of depreciable assets to operations over their estimated service lives, principally on the straight-line and double declining balance methods.

     e)   Deposits

          The deposit of $17,000 pertained to the agreement with QUAD-LINQ that required the company to deliver a retainer of one third of the $50,000 contract upon execution.

     f)   Organizational Costs

          Costs incident to the creation of the corporation, including various legal and accounting fees, have been capitalized and are being amortized over a five-year period. Amortization expense for the period ended February 28, 1999 amounted to $2,700.

     g)   Income Taxes

          Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Taxes currently payable are based upon the determination of taxable income which is not materially different from financial statement income. Therefore, there are no temporary differences reported in this financial statement

          As of February 28, 1999, the company has a net operating loss of $144,125 for tax and book purposes, which will begin to expire in the year 2019.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999


NOTE 2 - DEVELOPMENT STAGE OPERATIONS

     The Corporation was formed in Nevada on March 6, 1998, Operations have been devoted primarily to raising capital, acquiring property rights, marketing, research and development, and administrative functions.

NOTE 3 - CASH AND CASH EQUIVALENTS

     The company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. As of February 28, 1999 cash and temporary investments consisted of the following:

     Demand deposits                                       $       34,345
                                                           ==============


NOTE 4 - PROPERTY AND EQUIPMENT

     Property and equipment, stated at costs as of February 28, 1999 consisted of the following:

     Office Equipment                                            $     3,649

     Less:  Accumulated depreciation                                    (730)
                                                                 ---------------
                                                                 $    2,919
                                                                 ===============

NOTE 5 - MINERAL PROPERTY RIGHTS

     The Company had entered into a one-year option agreement with Jody Dahrouge and Halferdahl & Associates, Ltd. (collectively the "Optionor" to purchase mineral property rights located in the Province of Alberta, Canada. The company did not proceed with the operation and terminated the option when it expired on February 11, 1999 (measurement date). There are no future liabilities or contingencies associated with the termination of the mineral property rights option. The termination did not cause a material impact to the financial statements.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMENT, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999



NOTE 6 - CONTINGENCIES

     On February 18, 1999, the Company entered into a software development contract with QUAD-LINQ Software, Inc., a British Columbia Company, consisting of certain sports pool and lottery schemes that demonstrate significant online betting applications within the Internet and lotto industry "The Product."

     QUAD-LINQ Software, Inc. has agreed to provide their services, know-how and ability and facilities to deliver the Company a tested working product that is commercially viable and meets the Company's objectives. QUAD-LINQ has agreed to insure as part of its service that the product is operational and functioning over the Company's web site over the Internet. In consideration of QUAD-LINQ performing these services for the Company, upon the execution of this agreement, the Company has paid a retainer of approximately one-third ($17,000) of the agreed upon price of $50,000. The remaining two installments of $16,500 each, are due on March 30, 1999, and on the product deliver date, respectively.

     Additionally, the Company will issue 200,000 Common Class A shares from its treasury into an escrow account. These shares will be issued to QUAD-LINQ on a performance basis. 100,000 shares will be released from escrow on the product deliver date. The remaining 100,000 shares will be released when the systems and products have been tested and are in operation on the Company's Web site.

     The Company shall also pay to QUAD-LINQ Software, Inc. a royalty of five percent (5%) per annum on the first one million dollars ($1,000,000) in net sales of the product manufactured, used, licensed, or sold by the Company, and three percent (3%) on the net sales over one million dollars.

     In March 1999, the Company entered into one-year service agreements with five different parties. These agreements require the company to pay an aggregate $11,000 - $19,000 per month in cash.

     Additionally, 225,000 shares of common stock are to be issued pursuant to an exemption from registration available under Regulation S of the United States Securities Act of 1933, as amended, as consideration for entering into the service agreements. An additional 425,000 shares are to be delivered into escrow until satisfaction of certain performance conditions are met. When the 225,000 and the 425,000 shares are issued, they will be accounted for as a noncash issuance of common stock for compensation. These shares will be issued at fair market value, and will be shown as a separate item on the statement of stockholders' equity and as compensation expense on the statement of loss.

                                SPORTSPRIZE, INC.
                   (FORMERLY SPORTSPRIZE ENTERTAINMNET, INC.,
              FORMERLY BEAGLE VENTURES RESOURCES MANAGEMENT, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999



NOTE 6 - CONTINGENCIES (continued)

     The Company is also directed to issue incentive stock options exercisable to acquire 705,000 common shares for no less than $0.25 per share and 100,000 shares for no less than $0.50 per share.


NOTE 7 - RELATED PARTY TRANSACTIONS

     The Company has paid Jeffrey Paquin $3,000 for legal fees rendered for the preparation of offering memorandum, $4,018 in consulting fees, and $15,416 for loan repayment.

NOTE 8 - DISCONTINUED OPERATIONS

     During 1999, the Company disposed of its mining and mineral exploration operations by not exercising its option on February 11. 1999 (measurement date), and incurred a one-time loss of $6,819, on disposal, with no future consequences or liabilities. The income tax benefit from this loss is immaterial. The effect of this transaction on the company's net loss is as follows:

     Mineral property rights                                 $          (6,819)
                                                             ==================

NOTE 9 - SUBSEQUENT EVENTS

     On May 13, 1999, the Board of Directors approved an agreement and plan of share exchange by and among Kodiak Graphics Company. Kodiak wishes to acquire the entire issued and outstanding share capital of the company in exchange for shares of Kodiak, making the Company the wholly owed subsidiary of Kodiak.

     Sportsprize and Kodiak entered into a letter agreement on April 22, 1999 pursuant to which Kodiak has agreed to acquire all of the issued and outstanding shares of common stock of Sportsprize, subject to the approval of the Sportsprize shareholders, in exchange for 10,000,000 shares of common stock of Kodiak. Each of the Constituent Corporations has, subject to the approval of Sportsprize shareholders, adopted this statutory plan of share exchange.

     This Share  Exchange  is  intended  to qualify  as a  reorganization  under
Section 368(a)(1)(B) of the Internal Revenue Code.

     On May 13, 1999, the Company filed a Certificate of Amendment to Articles of Incorporation with the Nevada Secretary of State to change the legal name of the company to Sportsprize, Inc.

                                   SIGNATURES

In accordance with Section 12 of the Securities and Exchange Act of 1934, the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 6, 1999


SPORTSPRIZE ENTERTAINMENT INC.



/s/ Bruce R. Cameron
-----------------------------------------------------
Bruce R. Cameron, President

Exhibit
Number         Description
------         -----------

2.1            Articles of Share Exchange

3.1            Articles of Incorporation of Par Golf, Inc.  effective August 25,
               1995

3.2            Articles of Amendment to Par Golf, Inc. effective August 21, 1997

3.3            Articles of Amendment to Kodiak  Graphics  Company  effective May
               21, 1999

3.4            Articles of Amendment to SportsPrize Entertainment Inc. effective
               June, 1999

3.5            Bylaws of Par Golf Inc.

10.1           Form of Stock Option Plan

10.2           Form of Stock Option Agreement

10.3 Agreement and Plan of Share Exchange by and between Kodiak Graphics Company and SportsPrize Entertainment Inc. dated May 7, 1999

10.4 Escrow Agreement by and between Kodiak Graphics Company of the first part, Randy Daggitt, Jeff Paquin, James Brown, Michael Slater, Anthony Vecchio and Gang Consulting Inc. of the second part and Clark, Wilson of the third part, dated May 7, 1999

10.5 Service Agreement by and between SportsPrize Inc. (formerly SportsPrize Entertainment Inc.) and Jeffrey D. Paquin, dated March 1, 1999

10.6 Service Agreement by and between SportsPrize Inc. (formerly SportsPrize Entertainment Inc.) and John Thompson, dated March 1, 1999

10.7 Service Agreement by and between SportsPrize Inc. (formerly SportsPrize Entertainment Inc.) and Donald MacKay, dated March 1, 1999

10.8           Service Agreement by and between  SportsPrize  Entertainment Inc.
               and Olson Cove Consulting, dated March 1, 1999

10.9 Contract by and between SportsPrize Inc. and Quad-Linq Software Inc., dated February 18, 1999 and Addendum thereto dated May 12, 1999

10.10 Acquisition Agreement by and between SportsPrize Inc. and Justin Tighm Innovative Games Inc., dated March 1, 1999 and Addendum thereto dated May 21, 1999

Exhibit
Number         Description
------         -----------


10.11          Marketing   Consulting   Agreement  by  and  between  Interactive
               Marketing Inc. and SportsPrize Entertainment Inc., dated May 6, 1999

10.12 Agreement by and between Kaleidoscope Sports & Entertainment, LLC and SportsPrize Entertainment Inc., dated May 1, 1999

10.13 Assignment and Assumption Agreement by and between Kaleidoscope Sports & Entertainment, LLC and SportsPrize Entertainment Inc. effective as of May 14, 1999

10.14 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Lamplighter Investments Ltd., dated May 6, 1999

10.15 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Strathburn Investments Inc., dated May 6, 1999

10.16 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Lamplighter Investments Ltd., dated July 15, 1999

10.17 Private Placement Subscription Agreement by and between Kodiak Graphics Company and Strathburn Investments Inc., dated July 15, 1999

10.18 Data and Service Agreement by and between Las Vegas Sports Consultants, Inc. (dba DBC Sports) and SportsPrize Entertainment Inc., dated May 26, 1999

10.19 Agreement and Contract for Services by and between SportsPrize Entertainment Inc. and Michael Wiedder, dated June 17, 1999

10.20 Agreement and Contract for Services by and between SportsPrize Entertainment Inc. and Ronald Sheridan, dated July 1, 1999

10.21          Letter Agreement by and between  Intershop  Communications,  Inc.
               and SportsPrize Entertainment Inc., dated June 29, 1999

10.22 Master Service Agreement by and between Frontier Global Center and SportsPrize Entertainment Inc., dated July 22, 1999

10.23 Letter Agreement by and between Kodiak Graphics Company and Sonora Capital Corp., dated May 7, 1999

10.24          Investor   Relations   Agreement   by  and  between   SportsPrize
               Entertainment Inc. and Sonora Capital Corp., dated May 21, 1999

10.25          Letter Agreement by and between  SportsPrize  Entertainment  Inc.
               and FOCUS Partners LLC, dated July 27, 1999

10.26 Internet Distribution and Marketing Agreement by and between SportsPrize Entertainment Inc. and Dreams Products, Inc., dated August 6, 1999

10.27          Executive   Employment   Agreement  by  and  between  SportsPrize
               Entertainment Inc. and Bruce R. Cameron, dated September 16, 1999

10.28          Executive   Employment   Agreement  by  and  between  SportsPrize
               Entertainment Inc. and Robert Hunziker, dated August 15, 1999

Exhibit
Number         Description
------         -----------

10.29 Addendum to Agreement and Contract for Services by and between SportsPrize Entertainment Inc. and Michael Wiedder, dated August 30, 1999

10.30          Proposal Agreement by and between SportsPrize  Entertainment Inc.
               and ShopSports.com, dated September 17, 1999

10.31 Lease Agreement by and between eOfficeSuites Inc. and SportsPrize Entertainment Inc., dated September 27, 1999

10.32          Amendment to Assignment and  Assumption  Agreement by and between
               Kaleidoscope  Sports  and  Entertainment,   LLC  and  SportsPrize
               Entertainment Inc., dated September 10, 1999

10.33 Agreement by and between Tridian Design and Development and SportsPrize Entertainment Inc., dated August 2, 1999

10.34          Form of Confidentiality Agreement

21.1           List of Subsidiaries of the Registrant

27.1           Financial Data Schedule